Exhibit 10.1
EXECUTION COPY
Published CUSIP Number: 88710GAA8
THIRD AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
Dated as of April 26, 2011
among
THE TIMBERLAND COMPANY
THE LENDERS LISTED ON SCHEDULE 1 HERETO
BANK OF AMERICA, N.A., as Administrative Agent
with
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Lead Arranger and Sole Book Manager
and
JPMORGAN CHASE BANK, N.A., as Syndication Agent
and
WELLS FARGO BANK, N.A.,
U.S. BANK NATIONAL ASSOCIATION, and
HSBC BANK USA, NATIONAL ASSOCIATION, as Co-Documentation Agents

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Exhibits

Exhibit A	Form of Loan Request
Exhibit B	Form of Swing Line Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Note
Schedules

Schedule 1	Lenders and Commitments
Schedule 1-A	Existing Letters of Credit
Schedule 6.6	Litigation
Schedule 6.11.4	ERISA Compliance
Schedule 6.13	Existing Subsidiaries
Schedule 8.2	Existing Liens
Schedule 15.6	Administrative Agent’s Office

v

THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
     This THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of April 26, 2011 by and among THE TIMBERLAND COMPANY (the “Borrower”), a Delaware corporation having its principal place of business at 200 Domain Drive, Stratham, NH 03885, and BANK OF AMERICA, N.A., a national banking association, and the other lending institutions listed on Schedule 1 hereto and BANK OF AMERICA, N.A., as administrative agent for itself and such other lending institutions.
     WHEREAS, the Borrower, certain of the lenders thereto and the Administrative Agent entered into a Second Amended and Restated Revolving Credit Agreement dated as of June 2, 2006 (the “Existing Credit Agreement”);
     WHEREAS, the Lenders and the Administrative Agent have agreed with the Borrower to amend and restate the Existing Credit Agreement;
     NOW, THEREFORE, the Borrower, the Lenders and the Administrative Agent agree that as of the Closing Date (as defined below) the Existing Credit Agreement is amended and restated in its entirety as follows:
1. DEFINITIONS AND RULES OF INTERPRETATION.
     1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:
     Adjustment Date. With respect to any quarter, the last Business Day of the month in which the Administrative Agent’s receipt of the Compliance Certificate required to be delivered pursuant to §7.3(c) for such quarter; provided, however, that in the event that the Borrower fails to deliver any Compliance Certificate to the Administrative Agent within the time period set forth in §7.3(c), the Adjustment Date shall be the last Business Day of the month in which such Compliance Certificate was required to be delivered pursuant to §7.3(c).
     Administrative Agent. Bank of America, N.A., acting as administrative agent for the Lenders and each other Person appointed as the successor Administrative Agent in accordance with §13.10.
     Administrative Agency Fee. See §5.2.
     Administrative Agent’s Office. The Administrative Agent’s address and, as appropriate, account as set forth on Schedule 15.6, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     Administrative Agent’s Special Counsel. Bingham McCutchen LLP or such other counsel as may be approved by the Administrative Agent.
     Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

     Affected Lender. See §5.10.
     Affiliate. Any Person that would be considered to be an affiliate of any other Person under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such other Person were issuing securities.
     Agent Parties. See §15.6.3.
     Alternative Currency. Each of Euro, Sterling, Yen, Swiss Franc, Hong Kong Dollars, Canadian Dollars, Singapore Dollars, Swedish Krone, Norwegian Krone, Danish Krone, Australian Dollars, New Zealand Dollars, Thai Baht, India Rupee and each other currency (other than Dollars) that is approved in accordance with §1.3.
     Alternative Currency Equivalent. At any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Fronting Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
     Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Fixed Charge Coverage Ratio, as determined for the Reference Period of the Borrower and its Subsidiaries ending on the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

			Applicable Margin
	Fixed Charge		for Eurodollar Rate	Applicable Margin	Standby Letter of	Documentary Letter
Level	Coverage Ratio	Facility Fee	Loans	for Base Rate Loans	Credit Fee	of Credit Fee
I	Greater than or equal to 7.00	0.125%	0.875%	0%	0.875%	0.4375%
II	Greater than or equal to 6.00 but less than 7.00	0.150%	0.975%	0%	0.975%	0.4875%
III	Greater than or equal to 5.00 but less than 6.00	0.175%	1.075%	0.075%	1.075%	0.5375%
IV	Greater than or equal to 4.00 but less than 5.00	0.200%	1.175%	0.175%	1.175%	0.5875%
V	Greater than or equal to 3.00 but less than 4.00	0.225%	1.275%	0.275%	1.275%	0.6375%
VI	Less than 3.00	0.250%	1.750%	0.750%	1.750%	0.8750%

     Initially, the Applicable Margin shall be set at Level V above until the date immediately preceding the Adjustment Date following the required delivery date of the Compliance Certificate to be delivered for the fiscal quarter ending March 31, 2011. Notwithstanding the foregoing, (a) for the Revolving Credit Loans outstanding, Standby Letter of Credit Fees, Documentary Letter of Credit Fees and the Facility Fee, the Applicable Margin shall be based on the Compliance Certificate for the fiscal quarter most recently ended, and (b) if the Borrower fails to deliver any Compliance Certificate pursuant to §7.3(c) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the Applicable Margin set forth in Level VI above.
     Applicable Time. With respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Fronting Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     Asset Sale. Any one or series of related transactions, except for sales of inventory in the ordinary course of business consistent with past practices, in which the Borrower or any of its Subsidiaries conveys, sells or otherwise disposes of any of its properties, businesses or assets (including the sale or issuance of capital stock of any Subsidiary other than to the Borrower or any Subsidiary of the Borrower) whether owned on the Closing Date or thereafter acquired.
     Assignee Group. Two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     Assignment and Acceptance. An assignment and acceptance entered into by the parties to each assignment (with the consent of any party whose consent is required by §14.2) and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
     Assignment Fee. See §14.2.4.
     Australian Dollar or A$. The lawful currency of Australia.
     Auto-Extension Letter of Credit. See §4.1.2(c)

     Balance Sheet Date. December 31, 2010.
     Bank of America. Bank of America, N.A. and its successors.
     Base Rate. For any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate for a one month Interest Period plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.
     Borrowed Money Indebtedness. Any of (a) the indebtedness of the Borrower and its Subsidiaries, on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, but excluding the outstanding amount of any undrawn documentary letters of credit, (ii) standby letters of credit or banker’s acceptances or similar facilities, (iii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iv) in respect of any Synthetic Leases or any Capitalized Leases, and (b) Guarantees of indebtedness of the type referred to in clause (a) of this definition of another Person (provided that inclusion of the same does not result in double counting of indebtedness already included under clause (a)), and any payment guarantees of other obligations of the Borrower’s Subsidiaries (other than with respect to foreign exchange facilities).
     Borrower. As defined in the preamble hereto.
     Borrower Materials. See §7.3.
     Business Day. Any day on which banking institutions in New York, New York, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.
     Canadian Dollar or Can$. The lawful currency of Canada.
     Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
     Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

     Cash Collateralize. To pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Fronting Bank or Swing Line Lender (as applicable) and the Lenders, as collateral for the Maximum Drawing Amount and Unpaid Reimbursement Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Fronting Bank or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Fronting Bank or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
     Change in Law. The occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law, but if not having the force of law, as based on the Administrative Agent’s reasonable belief that such request, guideline or directive is consistent with prudent practice in the financial services industry at that time) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, any enaction, adoption, implementation, imposition or interpretation after the Closing Date of any requests, guidelines and directions issued or implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued.
     Change of Control. Either (a) an event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) (other than Sidney W. Swartz, his heirs or any trusts created by or for any of the foregoing, the Swartz Family Charitable Trust, The Sidney W. Swartz 1982 Family Trust, The Swartz Foundation, The Sidney and Judith Swartz Charitable Remainder Unitrust, and The Swartz Family Investments L.L.C.) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of fifty one percent (51%) or more of the voting power to elect a majority of the Board of Directors of the Borrower; or (b) during any period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower other than by voluntary resignation, death or retirement.
     Closing Date. The first date on which the conditions set forth in §10 have been satisfied.
     Closing Fee. See §5.1.
     Co-Documentation Agents. Wells Fargo Bank, N.A., U.S. Bank National Association and HSBC Bank USA, National Association.
     Code. The Internal Revenue Code of 1986.

     Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Revolving Credit Loans to, and to participate in the issuance, extension, amendment and renewal of Letters of Credit for the account of, the Borrower, as the same may be increased or reduced from time to time pursuant to the terms hereof; or if such commitment is terminated pursuant to the provisions hereof, zero.
     Commitment Percentage. With respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Commitment represented by such Lender’s Commitment at such time, subject to adjustment as provided in §2.13. If the commitment(s) of each Lender to make Loans and the obligation of the Fronting Bank to issue Letters of Credit have been terminated pursuant to §12.2 or if the Total Commitment has expired, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.
     Committed Borrowing. A borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to §2.
     Compliance Certificate. See §7.3(c).
     Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.
     Consolidated EBITDA. With respect to any fiscal period, an amount equal to the sum of (a) consolidated earnings (or losses) from the operations of the Borrower and its Subsidiaries for such fiscal period, after all operating expenses and other proper charges but before payment or provision for any income taxes or interest expenses for such fiscal period, plus (b) in each case to the extent deducted in the calculation of consolidated earnings (or loss) from the operations of the Borrower and its Subsidiaries for such fiscal period and without duplication (i) depreciation and amortization for such period, (ii) expenses, not to exceed $15,000,000 in the aggregate, deducted in such period resulting from the issuance of Capital Stock permitted hereunder, provided that such expenses are and will be non-cash items in the period when taken and in all later fiscal periods and (iii) non-cash writedowns of goodwill and other intangibles, such writedowns not to exceed $30,000,000 in the aggregate, all as determined in accordance with GAAP.
     Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.
     Consolidated Rental Expense. All obligations of the Borrower or any of its Subsidiaries under any rental agreements or leases of property, other than (a) obligations that can be terminated by the giving of notice without liability to the Borrower or such Subsidiary in excess of the liability for rent due as of the date on which such notice is given and under which no penalty or premium is paid as a result of any such termination, and (b) obligations in respect of Capitalized Leases and Synthetic Leases.
     Consolidated Total Assets. All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
     Consolidated Total Funded Debt. With respect to the Borrower and its Subsidiaries, the aggregate amount of Borrowed Money Indebtedness of the Borrower and its Subsidiaries.
     Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period in accordance with GAAP (including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease).
     Conversion Request. A notice given by the Borrower to the Administrative Agent of the Borrower’s election to convert or continue a Loan in accordance with §2.7.
     Credit Agreement. This Third Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto, as originally executed, or if this Third Amended and Restated Revolving Credit Agreement is further amended, varied or supplemented from time to time, as so amended, varied or supplemented.
     Danish Krone or DKr. The lawful currency of Denmark.
     Debtor Relief Laws. The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     Default. Any event described in §12.1 (other than an event described in §12.1(d)) which would constitute, after the giving of notice or the lapse of time required pursuant to such §12.1, an Event of Default.
     Defaulting Lender. Subject to §2.13(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     Derivative Transactions. Every obligation of the Borrower or any of its Subsidiaries under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.
     Distribution. (a) The declaration or payment by the Borrower of any dividend on or in respect of any shares of any class of Capital Stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower or stock splits; (b) the purchase (including purchases related to the Borrower’s employee stock purchase plans and stock option plans), redemption, defeasance, retirement or other acquisition by the Borrower of any shares of any class of Capital Stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose), other than any such purchase, redemption or acquisition in exchange for shares of common stock of the Borrower; or (c) the return of capital by the Borrower to its shareholders as such.
     Documentary Letter of Credit Fee. See §4.6.
     Dollars or $. Dollars in lawful currency of the United States of America.
     Dollar Equivalent. At any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Fronting Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
     Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.
     Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.7.
     EBITDA. With respect to any fiscal period of any Person, an amount equal to the sum of (a) earnings (or loss) from the operations of such Person for such fiscal period, after all operating expenses and other proper charges but before payment or provision for any income taxes or interest expense for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Person’s earnings (or loss) from the operations for such fiscal period and without duplication, (i) depreciation and amortization for such period, (ii) expenses, not to exceed $15,000,000 in the aggregate, deducted in such period resulting from the issuance of Capital Stock permitted hereunder, provided that such expenses are and will be non-cash items in the period when taken and in all later fiscal periods and (iii) non-cash writedowns of goodwill and other intangibles, such writedowns not to exceed $30,000,000 in the aggregate, all as determined in accordance with GAAP.
     Eligible Assignee. Any Person that meets the requirements to be an assignee under §§ 14.2.3, 14.2.5 and 14.2.6 (subject to such consents, if any, as may be required under §14.2.3).
     EMU. The economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     EMU Legislation. The legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     Environmental Laws. Any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.
     Environmental Liability. Any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) its or their act or omission with respect to violation of any Environmental Law, (b) its or their act or omission with respect to the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) its or their act or omission with respect to exposure to any Hazardous Substances, (d) its or their act or omission with respect to the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     Equity Related Purchase Obligation. Any (a) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any of its Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower or such Subsidiary and (b) irrevocable obligations to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock.
     ERISA. The Employee Retirement Income Security Act of 1974.
     ERISA Affiliate. Any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     ERISA Event. (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     Euro or EUR. The lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.
     Eurodollar Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.
     Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate

1.00 — Eurodollar Reserve Percentage
Where,
“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     Eurodollar Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.
     Event of Default. See §12.1.
     Excluded Taxes. With respect to the Administrative Agent, any Lender, the Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (i) of §5.3.4(b), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under §5.10), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (ii) of §5.3.4(b), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to §5.3.3(a)(ii) or §5.3.3(c).
     Executive Order. See §6.15.
     Existing Credit Agreement. As defined in the preamble hereto.
     Existing Letters of Credit. Collectively, the letters of credit listed on Schedule 1-A hereto issued under the Existing Credit Agreement.
     Facility Fee. See §2.2.

     Factorable Receivables. Accounts receivable of the Borrower and its Subsidiaries that (a) arise from the sales of inventory, (b) are produced in the ordinary course of business and (c) are not contingent upon any further performance (other than product guarantees) by the Borrower or any of its Subsidiaries.
     FASB ASC. The Accounting Standards Codification of the Financial Accounting Standards Board.
     Federal Funds Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     Fee Letter. The fee letter, dated as of March 9, 2011, among the Borrower, the Administrative Agent and the Lead Arranger, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     Fees. Collectively, the Facility Fee, the Letter of Credit Fees, the Administrative Agency Fee and the Closing Fee.
     Final Maturity Date. April 26, 2016.
     Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).
     Fixed Charge Coverage Ratio. For any Reference Period, the ratio of (a) Consolidated EBITDA for such period plus Consolidated Rental Expense for such period to (b) Consolidated Total Interest Expense for such period plus Consolidated Rental Expense for such period.
     Foreign Assets Control Regulation. See §6.15.
     Foreign Lender. Any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the Fronting Bank). For purposes of this definition, the United States, each State thereof, the District of Columbia, and any territory thereof, shall be deemed to constitute a single jurisdiction
     Foreign Subsidiary. A Subsidiary which is not created or organized under the laws of the United States of America, or any of its states (or the District of Columbia) or any territory thereof.

     FRB. The Board of Governors of the Federal Reserve System of the United States.
     Fronting Bank. The Administrative Agent or any Lender acceptable to the Administrative Agent and the Borrower. As used herein, the term “Fronting Bank” shall refer, as the context requires, to the Fronting Bank issuing, extending, renewing or amending any particular Letter of Credit or collectively to each and every Lender which acts as a Fronting Bank hereunder.
     Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Fronting Bank, such Defaulting Lender’s Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations other than such Maximum Drawing Amount or Unpaid Reimbursement Obligation as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
     Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     GAAP or generally accepted accounting principles. Principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time.
     Governing Documents. With respect to any Person, its certificate or articles of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.
     Governmental Authority. The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     Guarantee. With respect to any Person, the act of guaranteeing, or any act having the economic effect of guaranteeing or otherwise acting as surety for, any obligation (other than endorsements for collection or deposit in the ordinary course of business) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation. The “amount” or “principal amount” of any obligations

Guaranteed by any Person shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     Hazardous Substances. Hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.
     Hong Kong Dollar or HK$. The lawful currency of Hong Kong.
     Honor Date. See §4.2.1.
     Indemnified Taxes. Taxes other than Excluded Taxes.
     Indemnitee. See §15.3.
     India Rupee or Rs. The lawful currency of India.
     Information. See §15.4.
     Interest Payment Date. (a) As to any Base Rate Loan, the first day of the next succeeding calendar quarter with respect to interest accrued during the immediately preceding calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period.
     Interest Period. With respect to each Revolving Credit Loan which is a Eurodollar Rate Loan, the period commencing on the Drawdown Date of such Eurodollar Rate Loan and ending fourteen (14) days, or one (1), two (2), three (3) or six (6) months thereafter as determined in accordance with the provisions of this Credit Agreement;
provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;
     (ii) any Interest Period relating to any Eurodollar Rate Loan (other than for a Eurodollar Rate Loan that has a fourteen (14) day Interest Period) that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and
     (iii) any Interest Period that would otherwise extend beyond the Final Maturity Date shall end on the Final Maturity Date.
     Investment. Any investment in any Person, whether by means of share purchase (other than the common stock of the Borrower), capital contribution, loan, time deposit or otherwise.
     ISP. See §4.1.3.
     Issuer Documents. With respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Fronting Bank and the Borrower (or any Subsidiary) or in favor of the Fronting Bank and relating to such Letter of Credit.
     Laws. Collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, but if not having the force of law, as based on the Administrative Agent’s reasonable belief that each of the above is consistent with prudent practice in the financial services industry at that time.
     Lead Arranger. Merrill Lynch, Pierce, Fenner & Smith Incorporated.
     Lenders. Bank of America and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §14.
     Lending Office. The Domestic Lending Office or Eurodollar Lending Office of a Lender, as applicable.
     Letter of Credit. See §4.1.1.
     Letter of Credit Application. See §4.1.2(a).
     Letter of Credit Borrowing. An extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. Upon a Letter of Credit Borrowing, the Unpaid Reimbursement Obligation that is covered by such Letter of Credit Borrowing shall be deemed to be represented by, and not in addition to, such Letter of Credit Borrowing.

     Letter of Credit Expiration Date. The day that is seven (7) days prior to the Final Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     Letter of Credit Fees. Collectively, Standby Letter of Credit Fees and Documentary Letter of Credit Fees.
     Letter of Credit Participation. See §4.2.2.
     Leverage Ratio. As at any date of determination, the ratio of (a) Consolidated Total Funded Debt outstanding on such date to (b) Consolidated EBITDA for the Reference Period ending on such date.
     Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, attachment, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement that has the practical effect of creating a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).
     Loan Account. With respect to (a) any Revolving Credit Loan, the records or accounts kept by the Administrative Agent and any Lender with respect to such Revolving Credit Loan and (b) any Swing Line Loan, the records or accounts kept by the Administrative Agent and the Swing Line Lender with respect to such Swing Line Loan.
     Loan Documents. This Credit Agreement, the Fee Letter, the Notes, the Letter of Credit Applications, the Letters of Credit, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of §2.14.
     Loan Request. See §2.6.
     Loans. Collectively, the Revolving Credit Loans and the Swing Line Loans.
     London Banking Day. Any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     Material Adverse Effect. A material adverse effect on the business or financial condition, assets, operations or income of the Borrower and its Subsidiaries, taken as a whole.
     Material Debt. See §12.1(f).
     Maximum Drawing Amount. The Dollar Equivalent of the maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the Maximum Drawing Amount of such Letter of Credit shall be the Dollar

Equivalent of the maximum aggregate amount after giving effect to all such increases, whether or not such maximum aggregate amount is in effect at such time.
     Moody’s. Moody’s Investors Services, Inc. and any successor thereto.
     Multiemployer Plan. Any employee benefit plan described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     Multiple Employer Plan. A Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
     New Zealand Dollar or NZ$. The lawful currency of New Zealand.
     Non-Extension Notice Date. See §4.1.2(c).
     Non-U.S. Lender. See §5.3.4.
     Norwegian Krone or NKr. The lawful currency of Norway.
     Note. A promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit E.
     Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, any Fronting Bank and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof.
     Other Taxes. All present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Loan Document.
     outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.
     Participant. See §14.4.
     Participating Member State. Each state so described in any EMU Legislation.
     Patriot Act. See §15.14.

     PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
     Pension Act. The Pension Protection Act of 2006.
     Pension Funding Rules. The rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
     Pension Plan. Any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
     PermittedAcquisition. Any acquisition permitted by §8.5.1(b).
     Permitted Factoring Transaction. Any sale or other transfer by the Borrower or any of its Subsidiaries of Factorable Receivables, which sale or transfer does not involve the creation of any recourse obligation in respect thereof on the part of the Borrower or any of its Subsidiaries (other than with respect to matters of title to, and the character of (other than the collectability) of, the Factorable Receivables so sold or transferred); provided that the aggregate principal amount of Factorable Receivables that may be sold or transferred pursuant to Permitted Factoring Transactions during any fiscal year of the Borrower shall not exceed ten percent (10%) of Consolidated Total Assets.
     Person. Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
     Platform. See §7.3.
     Pro Forma Basis. Pro Forma Basis shall mean (a) in connection with any proposed acquisition to be made under §8.5, the calculation of compliance with the financial covenants described in §9 by the Borrower including the financial results of a Person, business or assets to be acquired as determined in accordance with paragraph (i) below for the applicable fiscal quarter of the Borrower, after giving effect on a pro forma basis in the manner described below to such acquisition as if such acquisition had occurred at the beginning of the most recently ended four fiscal quarter period for which financial statements for the Borrower are then available and (b) following any acquisition or disposition of any Person, business or assets permitted hereunder, the calculation of compliance with the financial covenants described in §9 (but, for the avoidance of doubt, not for the purposes of calculating the Applicable Margin) by the Borrower for the fiscal quarter in which such acquisition or disposition occurred and, with respect to any such acquisition, each of the three fiscal quarters immediately following such acquisition with reference to the financial results of such Person, business or assets as determined in accordance with paragraph (i) below after giving effect on a pro forma basis in the manner described below to such acquisition or disposition as if such Person, business or assets had been acquired or disposed of on the first day of the four fiscal quarter period tested:
     (i) Financial Results. In connection with any acquisition or disposition of any Person, business or assets described above, the Borrower shall provide to the Administrative Agent the audited (if available) or unaudited historical financial results of such Person, business or assets, if available, or the Borrower’s good faith estimate of the same prepared by it based on reasonable assumptions and expectations of the financial performance of such Person, business or assets, which such estimates, assumptions and expectations shall have been reviewed and approved by the Administrative Agent (such approval not to be unreasonably withheld) (the “financial results”).
     (ii) Acquired EBITDA. In determining Consolidated EBITDA for any period, there shall be (i) included in such Consolidated EBITDA all EBITDA attributable to any Person, business or assets acquired by (and thereafter owned by) the Borrower during such period and (ii) excluded from such Consolidated EBITDA all EBITDA attributable to any Person, business or assets disposed of by the Borrower during such period. For purposes hereof, the EBITDA attributable to any such acquired or disposed Person, business or assets prior to the date of acquisition or disposition thereof shall be determined in a manner consistent with the method for determining Consolidated EBITDA, but on a non-consolidated basis.
     (iii) Indebtedness. All indebtedness (whether under this Credit Agreement or otherwise) and any other balance sheet adjustments incurred or made, or in the case of a disposition, repaid, in connection with an acquisition or disposition permitted hereunder shall be deemed to have been incurred, made or repaid on the first day of the fiscal quarter described in each of clause (a) and clause (b) above, and all indebtedness of the acquired Person, business or assets which was or will have been repaid in connection with the consummation of such acquisition shall be deemed to have been repaid concurrently with the incurrence of the indebtedness incurred in connection with such acquisition.
     (iv) Interest. All indebtedness assumed to have been incurred pursuant to the preceding paragraph (iii) shall be deemed to have borne interest at (a) the interest rate applicable to such indebtedness, if such interest rate can be determined, or (b) the sum of (i) the arithmetic mean of (x) the Eurodollar Rate for Eurodollar Rate Loans having an Interest Period of one month in effect on the first day of the applicable period and (y) the Eurodollar Rate for Eurodollar Rate Loans having an Interest Period of one month in effect on the last day of the applicable period plus (ii) the Applicable Margin then in effect (after giving effect to such acquisition or disposition, as the case may be, on a Pro Forma Basis).
Public Lender. See §7.3.

     Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.
     Reference Period. As of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).
     Register. See §14.3.
     Reimbursement Obligation. The Borrower’s obligation to reimburse the Fronting Bank and the Lenders on account of any drawing under any Letter of Credit as provided in §4.2.
     Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     Replacement Lender. See §5.10.
     Replacement Notice. See §5.10.
     Reportable Event. Any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     Required Lenders. As of any date, the Lenders holding more than fifty percent (50%) of the Total Commitment, or if the commitment of each Lender to make Loans and the obligation of the Fronting Bank to issue, extend, amend and renew Letters of Credit has been terminated pursuant to §12.2, Lenders holding in the aggregate more than 50% of the outstanding amount of the sum of all Loans, the Maximum Drawing Amount and Unpaid Reimbursement Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in Letters of Credit and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Loans, Maximum Drawing Amount and Unpaid Reimbursement Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     Restricted Payment. In relation to the Borrower and its Subsidiaries, any (a) Distribution, (b) payment by the Borrower or its Subsidiaries to the Borrower’s or any Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrower, or to any Affiliate of the Borrower or any Subsidiary or any Affiliate of the Borrower’s or such Subsidiary’s shareholders (or other equity holders) or (c) Equity Related Purchase Obligation.
     Revaluation Date. With respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Fronting Bank under any Letter of Credit denominated in an Alternative Currency, (iv) the first Business Day of each month, (iv) in the case of the Existing Letters of Credit, April 26, 2011, and (v) such additional dates as the Administrative Agent or the Fronting Bank shall reasonably determine or the Required Lenders shall reasonably require, based on changes in the relative values of the affected currencies.
     Revolving Credit Loan(s). Singly, any of, and collectively, all of, the revolving credit loans made by the Lenders in accordance with their respective Commitment Percentages to the Borrower as contemplated by §2.1 hereof. All Revolving Credit Loans shall be denominated in Dollars.
     Singapore Dollar or S$. The lawful currency of Singapore.
     S&P. Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     SPC. See §14.8.
     Spot Rate. For a currency, the rate determined by the Administrative Agent or the Fronting Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Fronting Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Fronting Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Fronting Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
     Standby Letter of Credit Fee. See §4.6.
     Sterling and £. The lawful currency of the United Kingdom.
     Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.
     Subsidiary Letters of Credit. Trade letters of credit issued for the account of the Foreign Subsidiaries of the Borrower by any of the Lenders under their respective letter of credit facilities.
     Swedish Krone or Sk. The lawful currency of Sweden.
     Swing Line Borrowing. A borrowing of a Swing Line Loan pursuant to §3.
     Swing Line Lender. Bank of America or a successor Swing Line Lender.
     Swing Line Sublimit. $30,000,000.
     Swing Line Loan. See §3.1.

     Swing Line Loan Maturity Date. See §3.2.
     Swing Line Loan Request. See §3.2.
     Swiss Franc or SwF. The lawful currency of Switzerland.
     Syndication Agent. JPMorgan Chase Bank, N.A.
     Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.
     Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     Thai Baht or Bht. The lawful currency of Thailand.
     Threshold Amount. $15,000,000.
     Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.
     Trading With the Enemy Act. See §6.15.
     Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.
     UCP. See §4.1.3.
     Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Fronting Bank and the Lenders on the date specified in, and in accordance with, §4.2. Upon a Letter of Credit Borrowing, the Unpaid Reimbursement Obligation that is covered by such Letter of Credit Borrowing shall be deemed to be represented by, and not in addition to, such Letter of Credit Borrowing.
     Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.
     Yen and ¥. The lawful currency of Japan.
     1.2. Rules of Interpretation.
     (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

     (b) The singular includes the plural and the plural includes the singular.
     (c) A reference to any law includes any amendment or modification to such law.
     (d) A reference to any Person includes its permitted successors and permitted assigns.
     (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing audited financial statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining the accuracy and completeness of any representation or warranty made by Borrower herein, or Borrower’s compliance with any provision (including the computation of any financial covenant) contained herein, indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
     (f) The words “include”, “includes” and “including” are not limiting.
     (g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York , have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.
     (h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.
     (i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.
     (j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
     (k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

     (l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties.
     1.3. Additional Alternative Currencies.
     (a) The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent and the Fronting Bank.
     (b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Letter of Credit Borrowing (or such other time or date as may be agreed by the Administrative Agent and the Fronting Bank, in their sole discretion). The Administrative Agent shall promptly notify the Fronting Bank of any such request thereof. The Fronting Bank shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.
     (c) Any failure by the Fronting Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the Fronting Bank to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the Fronting Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this §1.3, the Administrative Agent shall promptly so notify the Borrower. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
     1.4. Change of Currency.
     (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

     (b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
     1.5. Exchange Rates; Currency Equivalents.
     (a) The Administrative Agent or the Fronting Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letter of Credit Borrowings denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Fronting Bank, as applicable.
     (b) Wherever in this Credit Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Fronting Bank, as the case may be.
     1.6. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to U.S. Eastern time (daylight or standard, as applicable).
     1.7. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Maximum Drawing Amount.
     1.8. Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
2. THE REVOLVING CREDIT FACILITY.
     2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date to the Final Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with §2.6, such sums, in Dollars, as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment minus such Lender’s Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations; provided that the sum of the outstanding amount of the Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment at such time. The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §10 and §11, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and §11, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.
     2.2. Facility Fee. The Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a facility fee (the “Facility Fee”) calculated at the rate per annum of the Applicable Margin with respect to the Facility Fee as in effect from time to time on the Total Commitment (and, if amounts remain outstanding after any Lender’s Commitment has been terminated, the Facility Fee shall be calculated with respect to such outstanding amounts), regardless of usage, subject to adjustment as provided in §2.13. The Facility Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter (or portion thereof) commencing on the first such date following the date hereof, with a final payment on the Final Maturity Date or any earlier date on which the Commitments shall terminate and the Obligations shall be repaid in full.
     2.3. Change of Total Commitment.
     (a) The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Administrative Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Facility Fee then accrued to the date of reduction on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.
     (b) So long as no Default or Event of Default shall have occurred and be continuing or would result from the increase in Total Commitment described in this clause (b), and subject to all terms and conditions set forth herein, the Borrower may request, by prior written notice to the Administrative Agent, that the Total Commitment be increased to an aggregate amount not to exceed $300,000,000. The Borrower may, after initially requesting the existing Lenders to increase on a pro rata basis their respective Commitments and after receiving confirmation in writing that such Lenders do not wish to increase their respective Commitments (or if the aggregate desired increase in Commitments by the existing Lenders is not sufficient to satisfy the increase in Total Commitment requested by the Borrower), solicit one or more Eligible Assignees satisfactory to the Administrative Agent to become new Lenders; provided that (a) each Person that becomes a new Lender shall agree to become a party to, and shall assume and agree to be bound by, this Credit Agreement, subject to all terms and conditions thereof; (b) no Lender shall have an obligation to the Borrower to increase its Commitment; and (c) in no event shall the Total Commitment be increased under this §2.3 to an amount greater than $300,000,000. Each of the Lenders agrees that after an increase in the Total Commitment hereunder, the Administrative Agent may, without further consent of the Lenders, amend Schedule 1 to reflect such increase and may amend the Credit Agreement and the other Loan Documents to make such conforming changes to the Credit Agreement and the other Loan Documents as the Administrative Agent may determine are necessary and adjust the Commitment Percentages of the Lenders.
     2.4. Loan Account. The Revolving Credit Loans and the Obligations of the Borrower in respect thereof shall be evidenced by one or more Loan Accounts maintained by the Administrative Agent and by each Lender in the ordinary course of business. The Loan Accounts maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Revolving Credit Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the Loan Accounts maintained by any Lender and the Loan Accounts of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Revolving Credit Loans in addition to such Loan Accounts. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Revolving Credit Loans and payments with respect thereto.
     2.5. Interest on Revolving Credit Loans. Except as otherwise provided in §5.9, at the Borrower’s option, each Revolving Credit Loan shall bear interest at a rate equal to (i) the Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans or (ii) the Base Rate plus the Applicable Margin with respect to Base Rate Loans. The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.
     2.6. Requests for Revolving Credit Loans. The Borrower shall give to the Administrative Agent written notice in the form of Exhibit A hereto (or telephonic notice confirmed in a writing in the form of Exhibit A hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) (a) on or prior to 1:00 p.m. (New York time) on the proposed Drawdown Date of any Base Rate Loan and (b) by 1:00 p.m. (New York time) on or prior to the third Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than fourteen (14) days, one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 1:00 p.m. four (4) Business Days prior to the proposed Drawdown Date of such Eurodollar Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 1:00 p.m., three (3) Business Days prior to the proposed Drawdown Date of such Eurodollar Rate Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. If the Borrower fails to specify a Type of Revolving Credit Loan in a Loan Request, then the applicable Revolving Credit Loans shall be made as Base Rate Loans. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request for a Base Rate Loan shall be in a minimum aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof. Each Loan Request for a Eurodollar Rate Loan shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.
     2.7. Conversion Options.
     2.7.1. Conversion to Different Type of Revolving Credit Loan. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Eurodollar Rate Loan to a Base Rate Loan, the Borrower shall give the Administrative Agent written notice, in the form of a Conversion Request (or telephonic notice confirmed in a writing in the form of the Conversion Request) not later than 1:00 p.m. (New York time) three (3) Business Days prior to such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Administrative Agent written notice in the form of a Conversion Request (or telephonic notice confirmed in a writing in the form of the Conversion Request) not later than 1:00 p.m. (New York time) three (3) Eurodollar Business Days prior to such election, provided, however, that if the Borrower wishes to request a Eurodollar Rate Loan having an Interest Period other than fourteen (14) days, one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 1:00 p.m. four (4) Eurodollar Business Days prior to the proposed Drawdown Date of such Eurodollar Rate Loan, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them; (c) with respect to any such conversion of a Eurodollar Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Revolving Credit Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing without the consent of the Required Lenders. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that (i) any partial conversion of a Base Rate Loan into a Eurodollar Rate Loan shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (ii) any partial conversion of a Eurodollar Rate Loan into a Base Rate Loan shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Conversion Request relating to the conversion of a Base Rate Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.
     2.7.2. Continuation of Type of Revolving Credit Loan. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Event of Default has occurred and is continuing without the consent of the Required Lenders. If the Required Lenders do not consent, the Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Event of Default of which officers of the Administrative Agent active upon the Borrower’s account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.7.2 is scheduled to occur.
     2.7.3. Eurodollar Rate Loans. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.
     2.7.4. Applicability of Conversion and Continuation Provisions to Swing Line Loans. Notwithstanding anything to the contrary contained herein, the provisions of this §2.7 shall not apply to Swing Line Loans.

     2.8. Funds for Revolving Credit Loans.
     2.8.1. Funding Procedures. Not later than 3:00 p.m. (New York time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §10 for the Closing Date and §11 thereafter and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower, in immediately available funds, the aggregate amount of such Revolving Credit Loans made available to the Administrative Agent by the Lenders. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Revolving Credit Loans.
     2.8.2. Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the Drawdown Date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with §2.8.1 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by §2.8.1) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Commitment included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

     2.8.3. Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Fronting Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Fronting Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Fronting Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Fronting Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under §§ 2.8.2 or 2.8.3 shall be conclusive, absent manifest error.
     2.9. Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this §2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the making of such Loan set forth in §11 or §12, as applicable, are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     2.10. Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.11. Optional Prepayments. The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium (including, without limitation, §5.8), provided that the Borrower shall comply with §5.8 as a result of any Eurodollar Rate Loan being repaid in whole or in part prior to the last day of the Interest Period relating thereto. The Borrower shall give the Administrative Agent (a) no later than 11:00 a.m. (New York time) on the proposed date of prepayment, written notice of any proposed prepayment pursuant to this §2.11 of Base Rate Loans, and (b) notice by 11:00 a.m. (New York time) on the third Eurodollar Business Day prior to the date of proposed prepayment pursuant to this §2.11 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $1,000,000 or an integral multiple of $500,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Subject to

§2.13, each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Revolving Credit Loan, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.
     2.12. Mandatory Repayments. If at any time the sum of the outstanding amount of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment at such time, then the Borrower shall immediately (i) pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application: first, to any Unpaid Reimbursement Obligations; second, to the Swing Line Loans; third, to the Revolving Credit Loans; and fourth, to provide to the Administrative Agent Cash Collateral for Reimbursement Obligations as contemplated by §2.14 and/or (ii) Cash Collateralize the Maximum Drawing Amount of any outstanding Letters of Credit and the Unpaid Reimbursement Obligations in an aggregate amount equal to such excess, (i) or (ii) being at the option of the Borrower, provided, however, that the Borrower shall not be required to Cash Collateralize the Unpaid Reimbursement Obligations pursuant to this §2.12 unless after the payment in full of the Loans the total outstanding Obligations exceed the Total Commitment then in effect. Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender’s Revolving Credit Loan, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion. Further, the Borrower promises to pay on the Final Maturity Date, and there shall become absolutely due and payable on the Final Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.
     2.13. Defaulting Lenders.
     2.13.1. Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
     (a) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in §15.12.
     (b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to §9 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to §15.1), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Fronting Bank or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the Fronting Bank or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the Lenders, the Fronting Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Fronting Bank or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in §11 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this §2.13.1(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
     (c) Certain Fees. That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to §2.2 for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding amount of the Loans funded by it and (2) its Commitment Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to §2.13.1(b), §2.14, §3 or §4, as applicable (and the Borrower shall (A) be required to pay to each of the Fronting Bank and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in §4.6.
     (d) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans or Letters of Credit pursuant to §3 and §4, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a

Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.
     2.13.2. Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the Fronting Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to §2.13.1(d)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
     2.14. Cash Collateral.
     2.14.1. Certain Credit Support Events. Upon the request of the Administrative Agent or the Fronting Bank (i) if the Fronting Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit Participation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Maximum Drawing Amount of any outstanding Letters of Credit and the Unpaid Reimbursement Obligation of all Letter of Credit Participations; provided, however, that in the event of a draw under a Letter of Credit which is being disputed in good faith by the Borrower under the rules of the ISP and UCP and in the absence of any other Default or Event of Default, the obligation of the Borrower to Cash Collateralize shall extend only to that Letter of Credit. At any time that there shall exist a Defaulting Lender, within three (3) Business Days after the request of the Administrative Agent, the Fronting Bank or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to §2.13.1(d) and any Cash Collateral provided by the Defaulting Lender).
     2.14.2. Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the

Administrative Agent, for the benefit of the Administrative Agent, the Fronting Lender and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to §2.14.3. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
     2.14.3. Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this §2.14 or §2.12, §2.13, §3, §4, or §12.3 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific Maximum Drawing Amount of the outstanding Letters of Credit and the Unpaid Reimbursement Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
     2.14.4. Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with §14.2.8) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Borrower or its Subsidiary shall not be released during the continuance of a Default or Event of Default (and following application as provided in this §2.14.4 may be otherwise applied in accordance with §2.12), and (y) the Person providing Cash Collateral and the Fronting Bank or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
3. THE SWING LINE.
     3.1. The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this §3, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day prior to the Final Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Commitment Percentage of the outstanding amount of Loans and Letter of Credit Borrowings of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the sum of the outstanding amount of all Loans, the Maximum Drawing Amount and Unpaid Reimbursement Obligations shall not exceed the Total Commitments, and (ii) the aggregate outstanding amount of the Loans of any Lender, plus such Lender’s Commitment Percentage of the outstanding amount of the Maximum Drawing Amount and Unpaid Reimbursement Obligations, plus such Lender’s Commitment Percentage of the outstanding amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this §3, prepay under §2.11, and reborrow under this §3. Except as otherwise provided in §5.9 hereof, each Swing Line Loan shall bear interest for the period commencing on the Drawdown Date thereof and ending on the Swing Line Loan Maturity Date with respect thereto at the rate per annum quoted by the Swing Line Lender upon receipt of a Swing Line Loan Request (but which rate shall not exceed the sum of the Base Rate in effect on the date of quotation plus the Applicable Margin with respect to Base Rate Loans). Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Swing Line Loan.
     3.2. Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable written notice in the form of Exhibit B hereto (the “Swing Line Loan Request”) to the Swing Line Lender and the Administrative Agent, which may be given by telephone confirmed in a writing in the form of Exhibit B hereto. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (New York Time) on the requested Drawdown Date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 or an integral multiple of $100,000 in excess thereof, (ii) the requested borrowing date, which shall be a Business Day, and (iii) the date on which the proposed Swing Line Loan would mature (the “Swing Line Loan Maturity Date”), which shall in no event be later than the earliest of (a) the date which is ten (10) days following the Drawdown Date of such Swing Line Loan, (b) the occurrence of a Default or Event of Default and (c) the Final Maturity Date. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Request, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Request, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Request and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. (New York time) on the Drawdown Date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of §3.1, or (B) that one or more of the applicable conditions specified in §§10 and 11 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may in its discretion, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Request, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

     3.3. Refinancing of Swing Line Loans.
     3.3.1. The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Commitment Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Request for purposes hereof) and in accordance with the requirements of §2.6, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Commitments and the conditions set forth in §11. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Request promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Commitment Percentage of the amount specified in such Loan Request available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Request, whereupon, subject to §3.3.2, each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     3.3.2. If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with §3.3.1, the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to §3.3.1 shall be deemed payment in respect of such participation.
     3.3.3. If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this §3.3 by the time specified in §3.3.1, the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

     3.3.4. Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this §3.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this §3.3 is subject to the conditions set forth in §11. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
     3.4. Repayment of Participations.
     3.4.1. At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Commitment Percentage thereof in the same funds as those received by the Swing Line Lender.
     3.4.2. If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in §15.16 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
     3.5. Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this §3 to refinance such Lender’s Commitment Percentage of any Swing Line Loan, interest in respect of such Commitment Percentage shall be solely for the account of the Swing Line Lender.
     3.6. Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
4. LETTERS OF CREDIT.
     4.1. Letter of Credit Commitments.
     4.1.1. Commitment to Issue Letters of Credit.
     (a) Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a Letter of Credit Application (as defined below), the Fronting Bank on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §4.2 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue letters of credit (individually, a “Letter of Credit”) denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with §4.1.2 below, and (2) to honor drawings under the Letters of Credit, and the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided, however, that, after giving effect to such request, the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $125,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Loans outstanding shall not exceed the Total Commitment at such time. As of the Closing Date, the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant and subject to the conditions of this §4 and the Borrower hereby affirms its obligations thereunder.
     (b) The Fronting Bank shall not issue any Letter of Credit, if:
     (i) subject to §4.1.1(c), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
     (ii) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (c) The Fronting Bank shall not be under any obligation to issue any Letter of Credit if:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Fronting Bank from issuing the Letter of Credit, or any Law applicable to the Fronting Bank or any request or directive (whether or not having the force of law, but if not having the force of law, as based on the Administrative Agent’s reasonable belief that such request or directive is consistent with prudent practice in the financial services industry at that time) from any Governmental Authority with jurisdiction over the Fronting Bank shall prohibit, or request that the Fronting Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Fronting Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Fronting Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Fronting Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Fronting Bank in good faith deems material to it;

     (ii) the issuance of the Letter of Credit would violate one or more policies of the Fronting Bank applicable to letters of credit generally;
     (iii) except as otherwise agreed by the Administrative Agent and the Fronting Bank, the Letter of Credit is in an initial stated amount less than $50,000;
     (iv) except as otherwise agreed by the Administrative Agent and the Fronting Bank, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; or
     (v) any Lender is at that time a Defaulting Lender, unless the Fronting Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Fronting Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Fronting Bank’s actual or potential Fronting Exposure (after giving effect to §2.13.1(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and the sum of all other Maximum Drawing Amounts and Unpaid Reimbursement Obligations as to which the Fronting Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.
     (d) The Fronting Bank shall not amend any Letter of Credit if the Fronting Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
     (e) The Fronting Bank shall be under no obligation to amend any Letter of Credit if (A) the Fronting Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
     (f) The Fronting Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Fronting Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in §13 with respect to any acts taken or omissions suffered by the Fronting Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in §13 included the Fronting Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Fronting Bank.
     4.1.2. Letter of Credit Applications.
     (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Fronting Bank (with a copy to the Administrative Agent) in the form of a letter of credit application, appropriately completed and signed by a Responsible Officer of the Borrower (the “Letter of Credit Application”). Such Letter of Credit Application must be received by the Fronting Bank and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the Fronting Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Fronting Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Fronting Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Fronting Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Fronting Bank may reasonably require. Additionally, the Borrower shall furnish to the Fronting Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Fronting Bank or the Administrative Agent may reasonably require.
     (b) Promptly after receipt of any Letter of Credit Application, the Fronting Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Fronting Bank will provide the Administrative Agent with a copy thereof. Unless the Fronting Bank has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in §10 or §11 shall not then be satisfied, then, subject to the terms and conditions hereof, the Fronting Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Fronting Bank’s usual and customary business practices. At the time of issuance of each Letter of Credit, the Fronting Bank shall notify the Administrative Agent of the Maximum Drawing Amount of such Letter of Credit and the other terms of such Letter of Credit. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Fronting Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.
     (c) If the Borrower so requests in any applicable Letter of Credit Application, the Fronting Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that only standby Letters of Credit, and not documentary Letters of Credit, may be subject to automatic extension provisions; provided further that any such Auto-Extension Letter of Credit must permit the Fronting Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Fronting Bank, the Borrower shall not be required to make a specific request to the Fronting Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Fronting Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Fronting Bank shall not permit any such extension if (A) the Fronting Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in §11 is not then satisfied, and in each such case directing the Fronting Bank not to permit such extension.
     (d) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Fronting Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     4.1.3. Applicability of ISP and UCP. Unless otherwise expressly agreed by the Fronting Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of the standby Letter of Credit) (the “ISP”) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (the “UCP”) shall apply to each documentary Letter of Credit.
     4.2. Drawings and Reimbursements; Funding of Participations.
     4.2.1. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Fronting Bank shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Fronting Bank in such Alternative Currency, unless (A) the Fronting Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Fronting Bank promptly following receipt of the notice of drawing that the Borrower will reimburse the Fronting Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Fronting Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the Fronting Bank under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Fronting Bank under a

Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the Fronting Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the Fronting Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the Unpaid Reimbursement Obligation (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency), and the amount of such Lender’s Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unpaid Reimbursement Obligation, without regard to the minimum and multiples specified in §2.6 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in §11 (other than the delivery of a Loan Request). Any notice given by the Fronting Bank or the Administrative Agent pursuant to this §4.2.1 may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     4.2.2. Each Lender shall upon any notice pursuant to §4.2.1 make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Fronting Bank, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Commitment Percentage of the Unpaid Reimbursement Obligation not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of §4.2.3, each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount (such participation by a Lender called herein the “Letter of Credit Participation”). The Administrative Agent shall remit the funds so received to the Fronting Bank in Dollars.
     4.2.3. With respect to any Unpaid Reimbursement Obligation that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in §11 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Fronting Bank a Letter of Credit Borrowing in the amount of the Unpaid Reimbursement Obligation that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate pursuant to §5.9. In such event, each Lender’s payment to the Administrative Agent for the account of the Fronting Bank pursuant to §4.2.2 shall be deemed payment in respect of its Letter of Credit Participation.
     4.2.4. Until each Lender funds its Commitment pursuant to this §4.2 to reimburse the Fronting Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the Fronting Bank.
     4.2.5. Each Lender’s obligation to fund its Commitment or make its Letter of Credit Participation to reimburse the Fronting Bank for amounts drawn under Letters of Credit, as contemplated by this §4.2, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Fronting Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this §4.2 is subject to the conditions set forth in §11 (other than delivery by the Borrower of a Loan Request). No such Letter of Credit Participation shall relieve or otherwise impair the obligation of the Borrower to reimburse the Fronting Bank for the amount of any payment made by the Fronting Bank under any Letter of Credit, together with interest as provided herein.
     4.2.6. If any Lender fails to make available to the Administrative Agent for the account of the Fronting Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this §4.2 by the time specified in §4.2.2, then, without limiting the other provisions of this Credit Agreement, the Fronting Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Fronting Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Fronting Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Fronting Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Commitment included in the relevant Committed Borrowing or Letter of Credit Participation in respect of the relevant Letter of Credit Borrowing, as the case may be. A certificate of the Fronting Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this §4.2.6 shall be conclusive absent manifest error.
4.3. Repayment of Participations.
     4.3.1. At any time after the Fronting Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s Letter of Credit Participation in respect of such payment in accordance with §4.2, if the Administrative Agent receives for the account of the Fronting Bank any payment in respect of the related Unpaid Reimbursement Obligation or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof in the same funds as those received by the Administrative Agent.
     4.3.2. If any payment received by the Administrative Agent for the account of the Fronting Bank pursuant to §4.2.1 is required to be returned under any of the circumstances described in §15.16 (including pursuant to any settlement entered into by the Fronting Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Fronting Bank its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this §4.3.2 shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
     4.4. Obligations Absolute. The obligation of the Borrower to reimburse the Fronting Bank for each drawing under each Letter of Credit and to repay each Unpaid Reimbursement Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:
     (a) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;
     (b) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Fronting Bank or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, or invalid in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (d) any payment by the Fronting Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, so long as such draft or certificate complies in all material respects with such terms and the payment does not result from the Fronting Bank’s gross negligence or willful misconduct; or any payment made by the Fronting Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (e) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or
     (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the

Fronting Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Fronting Bank and its correspondents unless such notice is given as aforesaid.
     4.5. Reliance by Issuer. To the extent not inconsistent with §4.4, the Fronting Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, electronic mail or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and, if the Fronting Bank shall determine that such advice is reasonably necessary, upon advice and statements of legal counsel, independent accountants and other experts selected by the Fronting Bank. The Fronting Bank shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Fronting Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of a Letter of Credit Participation.
     4.6. Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the accounts of the Lenders in accordance with their respective Commitment Percentages, a letter of credit fee with respect to (a) each standby Letter of Credit (each, a “Standby Letter of Credit Fee”), equal to the Applicable Margin per annum with respect to Standby Letter of Credit Fees multiplied by the daily Maximum Drawing Amount available to be drawn under such standby Letter of Credit (whether or not such maximum amount is then in effect under such standby Letter of Credit) and (b) each documentary Letter of Credit (a “Documentary Letter of Credit Fee”), equal to the Applicable Margin per annum with respect to Documentary Letter of Credit Fees multiplied by the daily Maximum Drawing Amount available to be drawn under such documentary Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Fronting Bank pursuant to this §4 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to §2.13.1(d), with the balance of such fee, if any, payable to the Fronting Bank for its own account. Such Letter of Credit Fees shall be payable quarterly in arrears on the first Business Day of each calendar quarter (or portion thereof) of the Borrower for the immediately preceding calendar quarter of the Borrower, commencing on the first such date following the date hereof, and on the Letter of Credit Expiration Date. In addition, the Borrower shall pay to the Fronting Bank a fronting fee for the account of the Fronting Bank in an amount agreed upon by the Fronting Bank and the Borrower and based on the face amount of each Letter of Credit, which fronting fee shall be payable in arrears (i) with respect to each documentary Letter of Credit, upon the issuance thereof and (ii) with respect to each standby Letter of Credit, on the first Business Day of each calendar quarter (or portion thereof) of the Borrower for the immediately preceding calendar quarter of the Borrower and on the Letter of Credit Expiration Date. In respect of each Letter of Credit, the Borrower shall also pay to the Fronting Bank for the Fronting Bank’s own account the Fronting Bank’s customary issuance, amendment, negotiation or document examination and other administrative fees in such amounts and at such times as agreed upon between the Borrower and the Fronting Bank when due. For purposes of calculating fees pursuant to this §4.6 with respect to outstanding Letters of Credit issued in a currency other than Dollars, the face amount of each such outstanding Letter of Credit shall be the Dollar equivalent of such face amount as of the date any such fees are due and at the end of each calendar quarter.
     4.7. Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Fronting Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
     4.8. Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     4.9. Role of Fronting Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Fronting Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Fronting Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Fronting Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Fronting Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Fronting Bank shall be liable or responsible for any of the matters described in clauses (a) through (f) of §4.4; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Fronting Bank, and the Fronting Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Fronting Bank’s willful misconduct or gross negligence or the Fronting Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. Subject to the foregoing, the Fronting Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Fronting Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
5. CERTAIN GENERAL PROVISIONS.
     5.1. Closing Fees. The Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders on the Closing Date the Upfront Fee and any other fees due and payable on the Closing Date (collectively, the “Closing Fee”), as set forth in the Fee Letter.
     5.2. Administrative Agency Fee. The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, an Administrative Agent’s fee (the “Administrative Agency Fee”) and such other fees due and payable to the Administrative Agent (not including the Closing Fee), as set forth in the Fee Letter.
     5.3. Funds for Payments.
     5.3.1. Payments to Administrative Agent. All payments of principal, interest, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 1:00 p.m. (New York time or other local time at the place of payment) and in immediately available funds.
     5.3.2. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without condition or deduction for any recoupment, setoff, defense or counterclaim.
     5.3.3. Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to withhold or deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after any required withholding or making all required deductions (including deductions applicable to additional sums payable under this §5.3.3) the Administrative Agent, Lender or Fronting Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Tax Indemnifications.

     (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the Fronting Bank, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Fronting Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the Fronting Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Fronting Bank, shall be conclusive absent manifest error.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the Fronting Bank shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Fronting Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Fronting Bank, as the case may be, to the Borrower or the Administrative Agent pursuant to §5.3.4. Each Lender and the Fronting Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Fronting Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, any Lender or the Fronting Bank, the termination of the Total Commitments and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this §5.3.3 the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Fronting Bank, or have any obligation to pay to any Lender or the Fronting Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Fronting Bank, as the case may be. If the Administrative Agent, any Lender or the Fronting Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the Fronting Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Fronting Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Fronting Bank in the event the Administrative Agent, such Lender or the Fronting Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Fronting Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     5.3.4. Status of Lenders; Tax Documentation.
     (a) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
     (b) Without limiting the generality of the foregoing, (i) any Lender that is a U.S. Person as defined in Section 7701(a)(30) of the Code shall, prior to the date of the first payment by the Borrower hereunder to be made to such Lender or the Administrative Agent or for such Lender’s or the Administrative Agent’s account, deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements, and (ii) each Lender and the Administrative Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Lender”)

hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date of the first payment by the Borrower hereunder to be made to such Lender or the Administrative Agent or for such Lender’s or the Administrative Agent’s account, deliver to the Borrower and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN, Form W-8ECI, or Form W-8IMY and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and to the effect that (i) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten percent (10%) shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each Lender or the Administrative Agent agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrower’s or the Administrative Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to the Borrower and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto).
     (c) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

     5.4. Computations. All computations of interest on Base Rate Loans, Swing Line Loans and of Fees shall be based on a 365-day year or 366-day year, as the case may be, and paid for the actual number of days elapsed. All other computations of fees and interest, including all computations of interest on Eurodollar Rate Loans, shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Revolving Credit Loans and the Swing Line Loans as reflected on the Loan Accounts from time to time shall be prima facie evidence of the principal amount thereof owing and unpaid to Lenders, but the failure to record, or any error in so recording, any amounts in the Loan Accounts shall not limit or otherwise affect the obligation of the Borrower hereunder to make payments of principal of, or interest on, the Loans when due.
     5.5. Inability to Determine Eurodollar Rate. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
     5.6. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted..
     5.7. Increased Costs; Mitigation Obligations.
     5.7.1. Increased Costs Generally. If any Change in Law shall:
     (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (to the extent included in the Eurodollar Rate) or the Fronting Bank;
     (b) subject any Lender or the Fronting Bank to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Fronting Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by §5.3.3 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Fronting Bank); or
     (c) impose on any Lender or the Fronting Bank or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Fronting Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Fronting Bank, the Borrower will pay to such Lender or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Fronting Bank, as the case may be, for such additional costs incurred or reduction suffered.
     5.7.2. Capital Requirements. If any Lender or the Fronting Bank determines that any Change in Law affecting such Lender or the Fronting Bank or any Domestic Lending Office or Eurodollar Lending Office of such Lender or such Lender’s or the Fronting Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Fronting Bank’s capital or on the capital of such Lender’s or the Fronting Bank’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Fronting Bank, to a level below that which such Lender or the Fronting Bank or such Lender’s or the Fronting Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Fronting Bank’s policies and the policies of such Lender’s or the Fronting Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Fronting Bank or such Lender’s or the Fronting Bank’s holding company for any such reduction suffered.
     5.7.3. Certificates for Reimbursement. A certificate of a Lender or the Fronting Bank setting forth the amount or amounts necessary to compensate such Lender or the Fronting Bank or its holding company, as the case may be, as specified in §5.7.1 or §5.7.2 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Fronting Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     5.7.4. Delay in Requests. Failure or delay on the part of any Lender or the Fronting Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the Fronting Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Fronting Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Fronting Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Fronting Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     5.7.5. Designation of a Different Lending Office. If any Lender requests compensation under §5.7 or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to §5.3.3, or if any Lender gives a notice pursuant to §5.6, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §§5.3.3 or 5.7, as the case may be, in the future, or eliminate the need for the notice pursuant to §5.6, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.
     5.8. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (excluding the Applicable Margin) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to banks of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request for, or a Conversion Request to, a Eurodollar Rate Loan relating thereto in accordance with §2.6 or §2.7 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Revolving Credit Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans and costs of redeployment of funds.
     5.9. Interest After Default.
     5.9.1. Overdue Amounts. Overdue principal and (to the extent permitted by applicable law and after giving effect to any applicable grace period) interest on the Loans and all other overdue amounts payable hereunder (including Unpaid Reimbursement Obligations) or under any of the other Loan Documents shall bear interest (or fees in the case of Unpaid Reimbursement Obligations) compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest or Letter of Credit Fee then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate) until such amount shall be paid in full (after as well as before judgment).
     5.9.2. Amounts Not Overdue. During the continuance of an Event of Default (other than any default with respect to payment of principal hereunder) until such Event of Default has been cured or remedied or such Event of Default has been waived by the Required Lenders pursuant to §15.12, at election of the Required Lenders, (a) the principal of the Loans not overdue shall bear interest at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto and (b) the Applicable Margin applicable to Letter of Credit Fees shall be equal to two percent (2%) above the Letter of Credit Fee otherwise applicable to such Letter of Credit pursuant to §4.6.
     5.10. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to §5.7, (b) is unable to make or maintain Eurodollar Rate Loans as a result of a condition described in §5.6, (c) defaults in its obligation to make Loans in accordance with the terms of this Credit Agreement or purchase any Letter of Credit Participation, (d) elects not to extend the Final Maturity Date, or (e) is a Defaulting Lender, the Borrower may, so long as no

Event of Default has occurred and is then continuing, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation or causing §5.6 to be applicable), default or election not to extend, as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender (i) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans and Commitment as provided herein, but none of such Lenders shall be under an obligation to do so; or (ii) designate a replacement Lender satisfactory to the Administrative Agent and the Borrower (the “Replacement Lender”) approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and Commitment, then such Affected Lender shall assign, in accordance with §14, all of its Commitment, Loans, Letter of Credit Participations and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (B) prior to any such assignment, the Borrower shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under §5.7. Upon the effective date of such assignment, such institution shall become a “Lender” for all purposes under this Credit Agreement and the other Loan Documents.
6. REPRESENTATIONS AND WARRANTIES.
     The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:
     6.1. Corporate Authority.
     6.1.1. Incorporation; Good Standing. The Borrower (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each of the Subsidiaries of the Borrower (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary.

     6.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower and (d) do not conflict with any provision of the Governing Documents of, or any material agreement or other instrument binding upon, the Borrower.
     6.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
     6.2. Governmental Approvals; Other Consents. The execution, delivery and performance by the Borrower of this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority or any other Person other than those already obtained except for filings by the Borrower with the Securities and Exchange Commission to comply with applicable reporting requirements.
     6.3. Financial Statements. There has been furnished to each of the Lenders consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the Balance Sheet Date, and consolidated and consolidating statements of income and consolidated statement of cash flow of the Borrower and its Subsidiaries for the fiscal year then ended, audited by Deloitte & Touche LLP. Such balance sheets and statements of income and cash flow have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended.
     6.4. No Material Adverse Changes, etc. Since the Balance Sheet Date there has been no event or circumstance which has had a Material Adverse Effect.
     6.5. Franchises, Patents, Copyrights, etc. The Borrower and each of its Subsidiaries possesses all material franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted.
     6.6. Litigation. Except as set forth in Schedule 6.6 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any Governmental Authority, that (a) would reasonably be expected to have a Material Adverse Effect or (b) question the validity of this Credit Agreement or any of the other Loan Documents.
     6.7. Compliance with Other Instruments, Laws, etc. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that would reasonably be expected to have a Material Adverse Effect.
     6.8. Tax Status. The Borrower and its Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction except those being contested in good faith and by appropriate proceedings, and none of the officers of the Borrower know of any basis for any such claim.
     6.9. No Event of Default. No Default or Event of Default has occurred and is continuing.
     6.10. Holding Company and Investment Company Acts; Margin Regulations. Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940. The Borrower and its Subsidiaries are not engaged in and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purposes of purchasing or carrying margin stock.
     6.11. ERISA Compliance.
     6.11.1. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

     6.11.2. There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     6.11.3. (a) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan which could reasonably be expected to result in liability exceeding the Threshold Amount; (b) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (c) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (d) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (e) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (f) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
     6.11.4. Neither the Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 6.11.4 hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.
     6.12. Environmental Compliance. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.
     6.13. Subsidiaries, etc. Schedule 6.13 hereto sets forth, as of the Closing Date, a true and complete list of the only Subsidiaries of the Borrower.
     6.14. Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Lender will be, true and accurate in all material respects on a date as of which such information is stated or certified. The Borrower has disclosed to the Administrative Agent and the Lenders in writing any and all facts, other than general economic conditions, legal standards or regulatory conditions which has a Material Adverse Effect or would reasonably be likely to result in a Material Adverse Effect.
     6.15. Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrower nor any of its Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
7. AFFIRMATIVE COVENANTS.
     The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Swing Line Loan, Unpaid Reimbursement Obligation or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or the Fronting Bank has any obligation to issue, extend, amend or renew any Letters of Credit:
     7.1. Punctual Payment. The Borrower promises to duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Fees and all other amounts provided for in this Credit Agreement and the other Loan Documents, all in accordance with the terms of this Credit Agreement and such other Loan Documents.
     7.2. Records and Accounts. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.
     7.3. Financial Statements, Certificates and Information. The Borrower will deliver to each of the Lenders:
     (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries and the consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such year and, with respect to the consolidated balance sheet of the Borrower and its Subsidiaries, setting forth in comparative form the figures for the previous fiscal year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income, all such consolidated and consolidating statements to be in reasonable detail and prepared in accordance with GAAP, and with respect to the consolidated statements, setting forth in comparative form the figures for the previous fiscal year, and audited, without qualification and without an expression of uncertainty as to the ability of the Borrower or any of its Subsidiaries to continue as going concerns, by Deloitte & Touche LLP or by other similar independent certified public accountants of nationally recognized standing, together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;
     (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ended March 31, 2011, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the unaudited consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such quarter and, with respect to the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, and with respect to the consolidated statements, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, together with a certification by the Chief Financial Officer, Chief Accounting Officer or the Treasurer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments and addition of footnotes);
     (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the Chief Financial Officer, Chief

Accounting Officer or the Treasurer of the Borrower in substantially the form of Exhibit C hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9;
     (d) contemporaneously with the filing or mailing thereof, copies of all filings containing financial statements or proxy statements filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;
     (e) from time to time such other financial data and information (including any and all financial statements and other supporting financial documents and schedules including copies of any accountant’s management letters with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries) as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to §7.3 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet under Investor Relations at the website address www.timberland.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders and the Fronting Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system utilizing at least comparable security and privacy protection methods as those used by IntraLinks on the date hereof or, in the event such methods are improved by IntraLinks in the future, such improved methods (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger, the Fronting Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
     7.4. Notices. The Borrower will promptly notify the Administrative Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation evidencing Material Debt to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.
     7.5. Legal Existence; Maintenance of Properties. The Borrower will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its legal existence. The Borrower (i) will cause all of its properties and those of its Subsidiaries used and useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §7.5 shall prevent the Borrower from engaging in transactions not prohibited hereunder or from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.
     7.6. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.
     7.7. Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor except where the failure to pay would not reasonably be expected to result in a Material Adverse Effect.
     7.8. Inspection of Properties and Books, etc. The Borrower shall permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request.
     7.9. Compliance with Laws, Contracts, Licenses, and Permits. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.
     7.10. Use of Proceeds and Margin Stock.
     7.10.1. General. The Borrower shall use proceeds of the Loans for working capital and other lawful corporate purposes and to fund repurchases of shares of Capital Stock of the Borrower and acquisitions. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.
     7.10.2. Regulations U and X. The Borrower covenants and agrees that no portion of any Loan shall be used, and no portion of any Letter of Credit shall be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224, to the extent that such use would be in violation of Regulation U and/or X.
     7.10.3. Miscellaneous. Notwithstanding anything herein or in any other Loan Document, there shall be no restrictions on the sale, pledge or disposition of any margin stock (as defined in §7.10.2) or any other restriction or limitation that would cause margin stock (as defined in §7.10.2) to indirectly secure the Loans or Letters of Credit hereunder (within the meaning of Regulation U).
     7.11. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.
     7.12. Pari Passu. The Borrower shall ensure that its obligations under the Loan Documents shall at all times rank at least pari passu with all of its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by applicable law and not by contract.
8. CERTAIN NEGATIVE COVENANTS.
     The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Swing Line Loan, Unpaid Reimbursement Obligation or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or the Fronting Bank has any obligations to issue, extend, amend or renew any Letters of Credit:
     8.1. Restrictions on Indebtedness.
     8.1.1. Restrictions on Guarantees. The Borrower will not, and will not permit any of its Subsidiaries to, Guarantee the indebtedness or other obligations of any other Person; provided, however, the Borrower and its Subsidiaries may Guarantee the indebtedness or other obligations of the Borrower or Subsidiaries of the Borrower; provided, however, if, at any time prior to the Final Maturity Date, any Subsidiary of the Borrower Guarantees any indebtedness of the Borrower, other than the indebtedness under this Credit Agreement, then such Subsidiary shall provide, within ten (10) days of entering into such Guarantee, to the Administrative Agent, for the benefit of the Lenders, a pari passu Guarantee of the Obligations plus Governing Documents and an incumbency certificate of such Subsidiary and a favorable legal opinion addressed to the Administrative Agent from legal counsel of such Subsidiary, each such document in form and substance satisfactory to the Administrative Agent (unless such other guaranteed indebtedness is subordinated to the Obligations, in which case the Subsidiary guaranty of the Obligations shall be senior).
     8.1.2. Restrictions on Borrowed Money Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, incur any Borrowed Money Indebtedness; provided, however, (a) the Borrower may incur Borrowed Money Indebtedness so long as the material terms of any Borrowed Money Indebtedness which is not Borrowed Money Indebtedness relating to the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business) or in respect of any Synthetic Leases or any Capitalized Leases are no more restrictive with respect to covenants and events of default or other material terms than the terms and conditions set forth in this Credit Agreement with respect to the Obligations; (b) Subsidiaries of the Borrower may incur Borrowed

Money Indebtedness to the Borrower and its Subsidiaries to the extent permitted by §8.3 and (c) Subsidiaries of the Borrower may incur Borrowed Money Indebtedness to Persons other than the Borrower so long as at the time of entering into any such Borrowed Money Indebtedness the aggregate amount outstanding of such Borrowed Money Indebtedness does not exceed ten percent (10.0%) of Consolidated Total Assets at such time.
     8.2. Restrictions on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or (d) suffer to exist for a period of more than sixty (60) days after the same shall have been incurred any indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:
     (i) Liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing indebtedness owing by Subsidiaries of the Borrower to the Borrower;
     (ii) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or being contested in good faith by appropriate proceedings or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or being contested in good faith by appropriate proceedings;
     (iii) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations, other than any Lien imposed by ERISA in excess of the Threshold Amount;
     (iv) Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;
     (v) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than one hundred twenty (120) days from the date of creation thereof in respect of obligations not overdue;

     (vi) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, and (B) individually or in the aggregate has a Material Adverse Effect;
     (vii) Liens existing on the date hereof and listed on Schedule 8.2 hereto, including any renewals, refinancings and extensions thereof provided that (x) the aggregate amount of indebtedness secured by such Liens is not increased by any such renewal, refinancing or extension and (y) such indebtedness is not secured by any additional assets;
     (viii) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof by the Borrower or such Subsidiary to secure purchase money indebtedness incurred in connection with the acquisition of such property or under any Capitalized Lease, which security interests or mortgages cover only the real or personal property so acquired; provided that such purchase money security interests in or purchase money mortgages do not secure an aggregate amount of purchase money indebtedness (including purchase money indebtedness incurred under any Capitalized Lease) in excess of ten percent (10%) of Consolidated Total Assets at such time, which such indebtedness is also permitted hereunder;
     (ix) Liens on the Borrower’s common stock held in Treasury; and
     (x) other Liens not otherwise permitted hereunder, provided that such Liens do not secure indebtedness in an aggregate amount outstanding or committed in excess of five percent (5%) of Consolidated Total Assets at such time, which such indebtedness is also permitted hereunder.
     8.3. Restrictions on Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:
     (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;
     (b) demand deposits, certificates of deposit, bank acceptances and time deposits of (i) United States banks or trust companies having total assets in excess of $1,000,000,000, (ii) any Lender or (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is a member of the OECD;

     (c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P-2” if rated by Moody’s, and not less than “A-2” if rated by S&P;
     (d) repurchase agreements with respect to securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (b) above;
     (e) money market funds which invest only in securities described in clauses (a), (b), (c) and (d) above;
     (f) Investments existing on the date hereof and listed on the consolidating balance sheet of the Borrower and its Subsidiaries as of the Balance Sheet Date;
     (g) Investments by the Borrower or any of its Subsidiaries consisting of a Permitted Acquisition;
     (h) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by §8.5.2;
     (i) Investments consisting of loans and advances to employees not to exceed $5,000,000 in the aggregate at any time outstanding;
     (j) sales of inventory among the Borrower and its Subsidiaries in the ordinary course of business;
     (k) Investments consisting of taxable or tax exempt securities issued by any state of the United States or any political subdivision of such state which at the time of purchase have been rated and the ratings for which are not less than “A2” if rated by Moody’s, and not less than “A” if rated by S&P; and
     (l) other Investments not otherwise permitted hereunder, provided that the aggregate amount of all such Investments outstanding at any time shall not exceed five percent (5%) of Consolidated Total Assets at such time.
     8.4. Restricted Payments. The Borrower will not make any Restricted Payments except that the Borrower may make Restricted Payments so long as, on the date that the Borrower declares, commits to or makes (in the case of payments not previously declared or committed to) any such Restricted Payment, no Default or Event of Default has occurred and is continuing or would result therefrom. Notwithstanding anything herein to the contrary, this §8.4 shall not restrict the Borrower’s ability to retire shares of its common stock held in Treasury.
     8.5. Merger, Consolidation, Disposition of Assets, and Fundamental Changes.
     8.5.1. Mergers and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices or the acquisition of shares of common stock of the Borrower) except:
     (a) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, or the merger, amalgamation or consolidation of two or more Subsidiaries of the Borrower; or
     (b) the acquisition of stock or other securities of, or any assets of, any Person, provided that:
     (i) no Default or Event of Default has occurred and is continuing or would result from such acquisition;
     (ii) such Person is in the same line of business as the Borrower and its Subsidiaries or a related business;
     (iii) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition;
     (iv) not less than ten (10) days prior to the consummation of such acquisition, the Borrower shall have delivered to the Administrative Agent written notice of such acquisition, which notice shall provide the Administrative Agent with a reasonably detailed description of such acquisition;
     (v) not less than ten (10) days prior to the consummation of the proposed acquisition, the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating compliance with the financial covenants set forth in §9 after giving effect to such acquisition; and
     (vi) in the event that any proposed acquisition involves a merger or consolidation, the Borrower shall be the continuing or surviving Person in such merger or consolidation.
     8.5.2. Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than (a) (i) the sale of inventory, (ii) the licensing of intellectual property and (iii) the disposition of assets, in each case in the ordinary course of business consistent with past practices, (b) the disposition of shares of common stock of the Borrower, and (c) Asset Sales (including sale leaseback transactions); provided that in the case of any such Asset Sale, (i) no Default or Event of Default shall have occurred and be continuing or would result from such Asset Sale and (ii) the total net book value of the assets sold or otherwise disposed of in connection with all Asset Sales, over the term of this Credit Agreement, shall not exceed an aggregate amount equal to ten percent (10%) of Consolidated Total Assets as of the end of the Borrower’s prior fiscal year. Notwithstanding anything herein to the contrary, except for Permitted Factoring Transactions, the Borrower shall not, and shall not permit any of its Subsidiaries to, sell or otherwise transfer (A) accounts or general intangibles for money due or to become due, (B) chattel paper, instruments or documents creating or evidencing a right to payment of money or (C) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement.
     8.5.3. Fundamental Changes. The Borrower will not, and will not permit any of its Subsidiaries to, dissolve or liquidate; provided that Subsidiaries of the Borrower may dissolve or be liquidated into the Borrower or other Subsidiaries of the Borrower if no Default or Event of Default exists at the time of such dissolution or liquidation, and such dissolution or liquidation will not result in an Event of Default hereunder.
     8.6. Derivative Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, incur or permit to exist any Derivative Transactions except in connection with the management of interest rate fluctuation risks and currency and commodity risks of the Borrower or its Subsidiaries in the ordinary course of business. Notwithstanding the foregoing, the Borrower or any of its Subsidiaries may incur or permit to exist Derivative Transactions not otherwise permitted hereunder so long as the aggregate amount of the obligations of the Borrower or such Subsidiary under such Derivative Transactions shall not exceed $10,000,000 at any time. The amount of any obligations at any time of determination represented under any Derivative Transaction shall be the maximum amount of any termination or loss payment required to be paid by such Person if such Derivative Transaction were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred.
     8.7. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any type of business other than the businesses conducted by them on the Closing Date and in related businesses. At no time shall more than fifty percent (50%) of Consolidated Net Income be derived from royalties on account of licensing the “Timberland” brand.
     8.8. Fiscal Year. The Borrower will not, and will not permit any of its Subsidiaries to, change the date of the end of its fiscal year from December 31 of each year.
     8.9. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

9. FINANCIAL COVENANTS.
     The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Swing Line Loan, Unpaid Reimbursement Obligation or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or the Fronting Bank has any obligation to issue, extend, amend or renew any Letters of Credit:
     9.1. Fixed Charge Coverage Ratio. As of the end of any fiscal quarter, the Fixed Charge Coverage Ratio for the Reference Period then ended shall not be less than 2.25:1.00.
     9.2. Leverage Ratio. As of the end of any fiscal quarter, the Leverage Ratio for the Reference Period then ended shall not exceed 2.00:1.00; provided that the Leverage Ratio shall be calculated on a Pro Forma Basis for the fiscal quarter in which an acquisition or disposition permitted hereunder occurs and the three fiscal quarters following such acquisition or disposition.
10. CLOSING CONDITIONS.
     The obligations of the Lenders to make the initial Revolving Credit Loans, the Swing Line Lender to make the initial Swing Line Loans and of the Fronting Bank to issue, extend, amend or renew any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to April 26, 2011:
     10.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent, the Lead Arranger and each of the Lenders. The Administrative Agent shall have received a fully executed copy of each such document.
     10.2. Certified Copies of Governing Documents. The Administrative Agent, on behalf of each of the Lenders, shall have received from the Borrower a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.
     10.3. Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower of this Credit Agreement and the other Loan Documents shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to the Administrative Agent on behalf of the Lenders.
     10.4. Incumbency Certificate. The Administrative Agent, on behalf of each of the Lenders, shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party; (b) to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

     10.5. Compliance Certificate. The Administrative Agent, on behalf of each of the Lenders, shall have received from the Borrower a duly completed Compliance Certificate (as defined in the Existing Credit Agreement) as of the last day of the fiscal quarter of the Borrower ended on December 31, 2010, signed by a duly authorized officer of the Borrower.
     10.6. Opinion of Counsel. The Administrative Agent, on behalf of each of the Lenders, shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders, the Lead Arranger and the Administrative Agent, from Pierce Atwood LLP, counsel to the Borrower and its Subsidiaries.
     10.7. Repayment of Loans and Fees under Existing Credit Agreement. The Borrower shall have paid to the Administrative Agent any loans that are outstanding under the Existing Credit Agreement and any fees relating thereto that are due and payable for the period prior to the Closing Date.
     10.8. Payment of Fees. The Borrower shall have paid to the Lenders or the Administrative Agent, as appropriate, the Fees pursuant to §§5.1 and 5.2.
     Without limiting the generality of the provisions of the last paragraph of §13.3, for purposes of determining compliance with the conditions specified in this §10, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
11. CONDITIONS TO ALL BORROWINGS.
     The obligations of the Lenders to make any Revolving Credit Loan, the Swing Line Lender to make any Swing Line Loan and of the Fronting Bank to issue, extend, amend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:
     11.1. Representations True; No Event of Default. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time (except (a) to the extent of changes either (i) resulting from transactions contemplated or not prohibited by this Credit Agreement and the other Loan Documents or (ii) changes occurring in the ordinary course of business that singly or in the aggregate do not constitute a Material Adverse Effect, and (b) to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing or would result from the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

     11.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, amendment, extension or renewal of such Letter of Credit or in the reasonable opinion of the Fronting Bank would make it illegal for the Fronting Bank to issue, extend or renew such Letter of Credit.
     11.3. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.
     11.4. Alternative Currency. In the case of a Letter of Credit Borrowing to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Fronting Bank would make it impracticable for such Letter of Credit to be denominated in the relevant Alternative Currency.
12. EVENTS OF DEFAULT; ACCELERATION; ETC.
     12.1. Events of Default and Acceleration. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
     (b) the Borrower or any of its Subsidiaries shall fail to pay any interest on the Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, within three (3) Business Days after the same shall have become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment,;
     (c) the Borrower shall fail to comply with any of its covenants contained in §§7.3(a), (b) or (c), the first sentence of 7.5, 7.9, 7.10, 8 or 9;
     (d) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §12.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Administrative Agent;
     (e) any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
     (f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases or any Synthetic Leases, individually or in the aggregate which exceeds $25,000,000 (“Material Debt”), or fail to observe or perform any material term, covenant or agreement contained in any agreement for Material Debt as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations constituting Material Debt;
     (g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;
     (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted, which shall not have been dismissed or stayed within sixty (60) days after the filing thereof;
     (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $15,000,000;
     (j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders required thereby, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
     (k) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (l) a Change of Control shall occur.
then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§12.1(g) or 12.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.
     12.2. Termination of Commitments. If any one or more of the Events of Default specified in §12.1(g) or §12.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower and the Fronting Bank shall be relieved of all further obligations to issue, extend, amend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrower, (i) terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Fronting Bank shall be relieved of all further obligations to issue, extend, amend or renew Letters of Credit and (ii) require the Borrower to Cash Collateralize the Maximum Drawing Amount of the outstanding Letters of Credit and the Unpaid Reimbursement Obligations. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.
     12.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this

Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender, the Administrative Agent or any Fronting Bank or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.
13. THE ADMINISTRATIVE AGENT.
     13.1. Appointment and Authority. Each of the Lenders and the Fronting Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this §13 are solely for the benefit of the Administrative Agent, the Lenders and the Fronting Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     13.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     13.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in §§ 12.2, 12.3 and 15.12) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Fronting Bank.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in §§ 10 and 11 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     13.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Fronting Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Fronting Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Fronting Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     13.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this §13 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any

such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     13.6. Payments.
     13.6.1. Payments to Administrative Agent. A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.
     13.6.2. Distribution by Administrative Agent. If in the reasonable opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. To the extent that the Administrative Agent refrains from making any distribution hereunder, it shall make reasonable efforts to invest any such funds held by it in appropriate short-term investments for the benefit of the Lenders. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
     13.7. Purchasers of Letter of Credit Participations. The Fronting Bank and the Administrative Agent may deem and treat the purchaser of any Letter of Credit Participation as the absolute purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by a subsequent holder, assignee or transferee.
     13.8. Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any reasonable out-of-pocket expenses for which the Administrative Agent or such affiliate has not been reimbursed by the Borrower as required by §15.2), and liabilities of every nature and character arising out of or related to this Credit Agreement or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent’s bad faith, willful misconduct or gross negligence.
     13.9. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Fronting Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender and the Fronting Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     13.10. Resignation of Administrative Agent. The Administrative Agent may resign at any time by giving forty-five (45) days prior written notice thereof to the Lenders, the Fronting Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent reasonably acceptable to the Borrower. Such successor shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Fronting Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Fronting Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Fronting Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this §13 and §§ 15.2 and 15.3, shall continue in effect, in accordance with their respective terms, for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Fronting Bank and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank and Swing Line Lender, (b) the retiring Fronting Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Fronting Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Fronting Bank to effectively assume the obligations of the retiring Fronting Bank with respect to such Letters of Credit.
     13.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Fronting Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Fronting Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Fronting Bank and the Administrative Agent under §§2.2, 4.6, 5.1, 5.2 and 15.2) allowed in such proceeding or under any such assignment; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding or under any such assignment is hereby authorized by each Lender and the Fronting Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Fronting Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under §§2.2, 4.6, 5.1, 5.2 and 15.2.
     Nothing contained herein shall authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Fronting Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or the Fronting Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Fronting Bank in any such proceeding or under any such assignment.
     13.12. Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon receiving written notice by the Borrower of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this §13.12 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

     13.13. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Book Manager, the Lead Arranger, the Syndication Agent or the Co-Documentation Agents identified on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Fronting Bank hereunder.
14. ASSIGNMENT AND PARTICIPATION.
     14.1. Conditions to Assignment Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of §14.2, (ii) by way of participation in accordance with the provisions of §14.4, (iii) by way of pledge or assignment of a security interest subject to the restrictions of §14.6, or (iv) to a SPC in accordance with the provisions of §14.8 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §14.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Fronting Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
     14.2. Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this §14.2, participations in Letter of Credit Participations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     14.2.1. Minimum Amounts.
     (a) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (b) in any case not described in clause (a) of this subsection, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee

Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     14.2.2. Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this §14.2.2 shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
     14.2.3. Required Consents. No consent shall be required for any assignment except to the extent required by §14.2.1(b) and, in addition:
     (a) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (i) an Event of Default has occurred and is continuing at the time of such assignment or (ii) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (b) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Person or an Approved Fund with respect to such Person;
     (c) the consent of the Fronting Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment; and
     (d) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
     14.2.4. Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee (the “Assignment Fee”) in the amount of $3,500 for each assignment; provided, however, that the Borrower shall not be responsible for paying the Assignment Fee, and provided further that the Administrative Agent may, in its sole discretion, elect to waive such Assignment Fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     14.2.5. No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     14.2.6. No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     14.2.7. No Assignment to Defaulting Lenders. No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender.

     14.2.8. Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to §14.3, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §§ 5.3.3, 5.7, 5.8 and 15.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §14.4.
     14.3. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Participations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     14.4. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Participations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Fronting Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in §15.12(a) that affects such Participant. Subject to §14.5, the Borrower agrees that each Participant shall be entitled to the benefits of §§ 5.3.3, 5.7 and 5.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §14.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of §15.1 as though it were a Lender, provided such Participant agrees to be subject to §13.6 as though it were a Lender.
     14.5. Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under §5.3.3 or §5.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Lender shall be permitted to sell participations with voting rights, provided that the voting rights of a Participant shall be limited to approval of those matters pursuant to §15.12(a) that directly affect the Participant. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of §5.3.3 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with §5.3.4 as though it were a Lender.
     14.6. Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     14.7. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     14.8. Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Revolving Credit Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to §§ 2.1 and 3.4.2, provided that (a) nothing herein shall constitute a commitment to make any Revolving Credit Loan by any SPC and (b) if a SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Revolving Credit Loan pursuant to the terms hereof. In the event of any such grant to a SPC by a Granting Lender, such Granting Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Credit Agreement. The making of a Revolving Credit Loan by a SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Credit Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Credit Agreement for which a Granting Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one (1) year and one (1) day after the later of (i) the payment in full of all outstanding senior indebtedness of any SPC and (ii) the Final Maturity Date, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this §14.8, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent, assign all or a portion of its interests in any Revolving Credit Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Revolving Credit Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Revolving Credit Loans and (ii) disclose on a confidential basis any non-public information relating to its Revolving Credit Loans (other than financial statements referred to in §§6.3 or 7.3) to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC. In no event shall the Borrower be obligated to pay to a SPC that has made a Revolving Credit Loan any greater amount than the Borrower would have been obligated to pay under this Credit Agreement if the Granting Lender had made such Revolving Credit Loan.
     14.9. Resignation as Fronting Bank or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to §14.2 above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Fronting Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as Fronting Bank or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Fronting Bank or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Fronting Bank or Swing Line Lender, as the case may be. If Bank of America resigns as Fronting Bank, it shall retain all the rights, powers, privileges and duties of the Fronting Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Fronting Bank and all Letter of Credit Participations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in the Unpaid Reimbursement Obligations pursuant to §4.2). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to §3.3. Upon the appointment of a successor Fronting Bank and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank or Swing Line Lender, as the case may be, and (b) the successor Fronting Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
15. PROVISIONS OF GENERAL APPLICATIONS.
     15.1. Setoff. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may be applied to or set off by such Lender without further notice to the Borrower against the payment of Obligations whether direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender; provided however that such Lender shall advise the Borrower and the Administrative Agent promptly after making any set off; provided that failure to give such notice shall not affect the validity of such setoff, and provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of §2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that if any Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim constituting the Obligations owed to such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply such amount to the payment of the Obligations owed to such Lender in excess of its ratable portion of the payments received by all of the Lenders with respect to the Obligations owed to all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
     15.2. Expenses. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein (but in any event not including any indirect charges such as overhead charges), (b) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent, any Fronting Bank or any of the Lenders (other than taxes based upon the Administrative Agent’s, any Fronting Bank’s or any Lender’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Administrative Agent, each Fronting Bank and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, reasonable out-of-pocket expenses and disbursements of the Administrative Agent and the Lead Arranger or any of their affiliates incurred by the Administrative Agent, the Lead Arranger or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein (but in any event not including any indirect charges such as overhead charges), (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may not be employees of any Lender, any Fronting Bank or the Administrative Agent, such fees and costs being limited to the fees and costs of one firm of outside legal counsel for the Administrative Agent, one firm of outside legal counsel for the Lenders and such local counsel for the Administrative Agent as may be necessary under the circumstances (except that such limitation on the number of firms shall not apply in the event of a material conflict of interest), and reasonable consulting, accounting, appraisal, investment bankruptcy and similar professional fees and charges but in any event not including any indirect charges such as overhead charges) incurred by any Lender, any Fronting Bank or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s, any Fronting Bank’s or the Administrative Agent’s relationship with the Borrower or any of its Subsidiaries and (f) all reasonable fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with UCC searches made on or prior to the Closing Date and after the occurrence and during the continuance of any Event of Default (but in any event not including any indirect charges such as overhead charges). The covenants contained in this §15.2 shall survive payment or satisfaction in full of all other Obligations.
     15.3. Indemnification. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Lead Arranger and the Fronting Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one firm of outside legal counsel for the Administrative Agent, one firm of outside legal counsel for the Lenders and such local counsel for the Administrative Agent as may be necessary under the circumstances, except that such limitation on the number of firms shall not apply in the event of a material conflict of interest) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Fronting Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for (i) breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document or (ii) gross negligence or willful misconduct by such Indemnitee, in each case, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     15.4. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Fronting Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, to the extent required for such purposes, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Fronting Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Fronting Bank on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof (other than Borrower Materials, which shall be addressed as provided in §7.3), such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall exercise the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the Fronting Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     15.5. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders, the Fronting Bank(s) and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension, amendment or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Fronting Bank has any obligation to issue, extend, amend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.
     15.6. Notices.
     15.6.1. Notices Generally. Except as otherwise expressly provided in this Credit Agreement (and except as provided in §15.6.2 below), all notices and other communications made or required to be given pursuant to this Credit Agreement or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telecopy or facsimile and confirmed by delivery via courier or postal service, addressed as follows:
     (a) if to the Borrower, at 200 Domain Drive, Stratham, New Hampshire 03885, Attention: Gregory Saltzberg, Vice President and Treasurer, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice, with a copy to (i) General Counsel, The Timberland Company, 200 Domain Drive, Stratham, New Hampshire and (ii) Pierce Atwood LLP, One Monument Square, Portland, ME 04101, Attention: Keith Cunningham;
     (b) if to the Administrative Agent, at the address specified on Schedule 15.6, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice, with a copy to Amy Kyle, Bingham McCutchen LLP, One Federal Street, Boston, Massachusetts 02110;
     (c) if to any Fronting Bank, at such Fronting Bank’s address set forth on Schedule 1 hereto, or such other address for notice as such Fronting Bank shall have last furnished in writing to the Person giving the notice; and
     (d) if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.
Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.
     15.6.2. Electronic Communications. Any notice or other communication to be made hereunder or under any Letter of Credit Applications, even if otherwise required to be in writing under other provisions of this Credit Agreement, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement or any Letter of Credit Applications, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement or any Letter of Credit Applications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received by any Lender upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     15.6.3. The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Fronting Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Fronting Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     15.6.4. Reliance by Administrative Agent, Fronting Bank and Lenders. The Administrative Agent, the Fronting Bank and the Lenders shall be entitled to rely and act upon any notices which the Administrative Agent, the Fronting Bank and/or the Lenders, as applicable, believe in good faith to have been given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Fronting Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     15.7. Governing Law. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW

YORK AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §15.6. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
     15.8. Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
     15.9. Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.
     15.10. Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §15.12.
     15.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVERS IN THIS §15.11 AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in this §15.11 any (a) consequential damages or any damages other than, or in addition to, actual damages (other than as a result of the Administrative Agent’s, any Fronting Bank’s or any Lender’s bad faith, gross negligence or willful misconduct) and (b) special, exemplary or punitive damages.
     15.12. Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:
     (a) without the written consent of the Borrower and each Lender directly affected thereby:
     (i) reduce or forgive the principal amount of any Revolving Credit Loans or Reimbursement Obligations, or reduce the rate of interest on the Revolving Credit Loans or the amount of the Facility Fee or Letter of Credit Fees, (other than interest accruing pursuant to §5.9.2 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);
     (ii) increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment; and
     (iii) postpone or extend the Final Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Revolving Credit Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §5.9.2, and (B) any vote to rescind any acceleration made pursuant to §12.1 of amounts owing with respect to the Revolving Credit Loans and other Obligations shall require only the approval of the Required Lenders);
     (b) without the written consent of all of the Lenders, amend or waive (i) provisions of this §15.12 which require the consent of all of the Lenders or (ii) the definition of “Required Lenders”;
     (c) without the written consent of the Swing Line Lender, amend or waive §3, the amount or time of payment of the Swing Line Loans or any other provision adversely affecting the obligations of the Swing Line Lender with respect to Swing Line Loans;
     (d) without the written consent of the Administrative Agent, amend or waive §13, the amount or time of payment of the Administrative Agency Fee payable for the Administrative Agent’s account or any other provision adversely affecting the rights or obligations of the Administrative Agent;

     (e) without the written consent of the Fronting Bank, amend or waive any Letter of Credit Fees payable for the Fronting Bank’s account or any provision adversely affecting the obligations of the Fronting Bank with respect to Letters of Credit; or
     (f) without the written consent of each Lender, amend §1.3 or the definition of “Alternative Currency”.
No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent, any Fronting Bank or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than the Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment, or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
     15.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lead Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and Lead Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Lead Arranger has advised or are currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor the Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Lead Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
     15.14. USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
     15.15. Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction. Without limiting the foregoing provisions of this §15.15, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Fronting Bank or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
     15.16. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Fronting Bank or any Lender, or the Administrative Agent, the Fronting Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Fronting Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise pursuant to an order entered by a court of competent jurisdiction, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Fronting Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Fronting Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
     15.17. Existing Credit Agreement Amended and Restated. On the Closing Date, this Credit Agreement shall amend and restate the Existing Credit Agreement in its entirety but, for the avoidance of doubt, shall not constitute a novation of the parties’ rights and obligations thereunder. On the Closing Date, the rights and obligations of the parties hereto evidenced by the Existing Credit Agreement shall be evidenced by this Credit Agreement and the other Loan Documents, the “Commitments” as defined in the Existing Credit Agreement shall remain in effect only as set forth in this Credit Agreement, and the Existing Letters of Credit issued by the Fronting Bank (as defined in the Existing Credit Agreement) for the account of the Borrower prior to the Closing Date shall remain issued and outstanding and shall be deemed to be Letters of Credit under this Credit Agreement, and shall bear interest and be subject to such other fees set forth in the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

THE TIMBERLAND COMPANY
By:	/s/ Carrie W. Teffner
	Name:	Carrie W. Teffner
	Title:	Vice President and Chief Financial Officer

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ J. Casey Cosgrove
	Name:	J. Casey Cosgrove
	Title:	Director

BANK OF AMERICA, N.A., as a Lender
By:	/s/ J. Casey Cosgrove
	Name:	J. Casey Cosgrove
	Title:	Director

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.
By:	/s/ Devin T. Roccisano
	Name:	Devin T. Roccisano
	Title:	Associate

Signature Page to Credit Agreement

WELLS FARGO BANK, N.A.
By:	/s/ David M. Crane
	Name:	David M. Crane
	Title:	Vice President

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Conan Schleicher
	Name:	Conan Schleicher
	Title:	Vice President

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION
By:	/s/ Elise M Russo
	Name:	Elise M Russo
	Title:	Global Relationship Manager

Signature Page to Credit Agreement

THE NORTHERN TRUST COMPANY
By:	/s/ Cliff Hoppe
	Name:	Cliff Hoppe
	Title:	Second Vice President

Signature Page to Credit Agreement

RBS CITIZENS, N.A.
By:	/s/ Daniel Bernard
	Name:	Daniel Bernard
	Title:	Senior Vice President

Signature Page to Credit Agreement

INTESA SANPAOLO S.p.A. — NEW YORK BRANCH
By:	/s/ Luca Sacchi
	Name:	Luca Sacchi
	Title:	Vice President

By:	/s/ Sergio Maggioni
	Name:	Sergio Maggioni
	Title:	FVP Head of Business

Signature Page to Credit Agreement

EXHIBIT A
FORM OF LOAN REQUEST
[INSERT DATE]
Bank of America, N.A., as Administrative Agent
2001 Clayton Road, 2nd Floor
CA4-702-02-05
Concord, CA 94520
Attention: Petra G. Rubio
     Re:      Loan Request
Ladies and Gentlemen:
     Reference is hereby made to that certain Third Amended and Restated Revolving Credit Agreement, dated as of April 26, 2011 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among THE TIMBERLAND COMPANY, a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A. and the other lending institutions which are or may become parties thereto from time to time (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent (the “Agent”). Capitalized terms used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.
     Pursuant to §2.6 of the Credit Agreement, we hereby request that a Revolving Credit Loan consisting of [a Base Rate Loan in the principal amount of $__________1/] [a Eurodollar Rate Loan in the principal amount of $__________2/ with an Interest Period of [fourteen (14) days] [one (1) month] [two (2) months] [three (3) months] [six (6) months]] be made on __________ __, 20_. We understand that this request is irrevocable and binding on us and obligates us to accept the requested Revolving Credit Loan on such date.
     We hereby certify (a) that we will use the proceeds of the requested Revolving Credit Loan in accordance with the provisions of the Credit Agreement, (b) that each of the representations and warranties contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement

1/	Principal amount of Base Rate Loan requested must be a minimum of $500,000 or an integral multiple of $100,000 in excess thereof.

2/	Principal amount of Eurodollar Rate Loan requested must be a minimum of $1,000,000 or an integral multiple of $500,000 in excess thereof.

Bank of America, N.A., as Administrative Agent
__________, ____

was true as of the date that it was made and is true at and as of the date hereof (except (i) to the extent of changes either (A) resulting from transactions contemplated or not prohibited by the Credit Agreement or the other Loan Documents or (B) changes occurring in the ordinary course of business that singly or in the aggregate do not constitute a Material Adverse Effect, and (ii) to the extent that such representations and warranties relate expressly to an earlier date) and (c) that no Default or Event of Default has occurred and is continuing or would result from the making of such Revolving Credit Loan.

Very truly yours, THE TIMBERLAND COMPANY
By:
Name:
Title:

EXHIBIT B
FORM OF SWING LINE LOAN REQUEST
[INSERT DATE]
Bank of America, N.A., as Administrative Agent
2001 Clayton Road, 2nd Floor
CA4-702-02-05
Concord, CA 94520
Attention: Petra G. Rubio
Re:	Swing Line Loan Request
Ladies and Gentlemen:
     Reference is hereby made to that certain Third Amended and Restated Revolving Credit Agreement, dated as of April 26, 2011 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among THE TIMBERLAND COMPANY, a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A. and the other lending institutions which are or may become parties thereto from time to time (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent (the “Agent”). Capitalized terms used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.
     Pursuant to §3.2 of the Credit Agreement, we hereby request that a Swing Line Loan be made to the Borrower in the principal amount of $__________* on __________ __, 20__ with a maturity date of _______ __, 20__** at an interest rate of __%***. We understand that this request is irrevocable and binding on us and obligates us to accept the requested Swing Line Loan on such date.

Very truly yours, THE TIMBERLAND COMPANY
By:
Name:
Title:

*	Principal amount requested must be in a minimum amount of $500,000 or in integral multiple of $100,000 in excess thereof.

**	Swing Line Loan Maturity Date not to be later than the earliest of (i) the date which is ten (10) days following the requested Drawdown Date of such Swing Line Loan, (ii) the occurrence of a Default or Event of Default, and (iii) the Final Maturity Date.

***	Interest rate not to exceed the sum of the Base Rate in effect on the date of quotation plus the Applicable Margin with respect to Base Rate Loans.

EXHIBIT C
FORM OF
COMPLIANCE CERTIFICATE
_______, 20__
Bank of America, N.A., as Administrative Agent
101 North Tryon Street, 15th Floor
NC1-001-15-14
Charlotte, NC 28255
Attention: Kimberly Crane, Agency Management
Ladies and Gentlemen:
     Reference is hereby made to that certain Third Amended and Restated Revolving Credit Agreement, dated as of April 26, 2011 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among THE TIMBERLAND COMPANY, a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A. and the other lending institutions which are or may become parties thereto from time to time (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent (the “Agent”). Capitalized terms used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.
     Pursuant to §7.3(c) of the Credit Agreement, the undersigned [Chief Financial Officer/Chief Accounting Officer/Treasurer] on behalf of the Borrower hereby certifies to you as follows: (a) the computations attached hereto set forth in reasonable detail compliance with the covenants contained in §9 of the Credit Agreement as of the last day of the fiscal [year/quarter] ended ______________, 20__; (b) as of the date of this Compliance Certificate, no Default or Event of Default has occurred and is continuing; and (c) the financial statements delivered herewith were prepared in accordance with GAAP and in the case of unaudited quarterly financial statements, fairly represent the financial position of the Borrower and its Subsidiaries as of the date hereof (subject to year end adjustments and addition of footnotes).
     IN WITNESS WHEREOF, the undersigned officer has duly executed this Compliance Certificate as of the date first written above.

THE TIMBERLAND COMPANY
By:
Name:
Title:

THE TIMBERLAND COMPANY
COMPLIANCE CERTIFICATE WORKSHEET

9.1 Fixed Charge Coverage Ratio

(for the Reference Period ended ________ __, 20__)

A. Consolidated EBITDA:

(i) consolidated earnings (or losses) from the operations of the Borrower and its Subsidiaries, after all operating expenses and other proper charges but before payment or provision for any income taxes or interest expenses:			$____________

(ii) in each case to the extent deducted in the calculation of consolidated earnings (or loss) from the operations of the Borrower and its Subsidiaries and without duplication,

(x) depreciation and amortization,
$____________,

(y) expenses, not to exceed $15,000,000 in the aggregate, resulting from the issuance of Capital Stock, provided that such expenses are and will be non-cash items:
	$____________,	and

(z) non-cash writedowns of goodwill and other intangibles, such writedowns not to exceed $30,000,000 in the aggregate:
$____________

$____________

(iii)Sum of Items A(i) and A(ii):			$____________

B. Consolidated Rental Expense for such period:			$____________

C. Consolidated Total Interest Expense for such period:			$____________

D. Item A(iii) plus Item B:			$____________

E. Item B plus Item C:			$____________

F. Ratio of Item D to Item E:			: ____________

G. Minimum required ratio:			2.25 : 1.00 ____________

Compliance	______ yes/no

9.2 Leverage Ratio

(for the Reference Period ended ________ __, 20__)

A. Consolidated Total Funded Debt outstanding on the last day of such period:		$____________

B. Consolidated EBITDA for such period (as set forth in Item 9.1(A)(iii) above):		$____________

C. Leverage Ratio (ratio of Item A to Item B):		: ____________

D. Maximum permitted ratio:		2.00 : 1.00 ____________

Compliance	______ yes/no

EXHIBIT D
FORM ASSIGNMENT AND ACCEPTANCE
     This ASSIGNMENT AND ACCEPTANCE (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [ASSIGNOR] (the “Assignor”) and [ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and accepts from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees and swing line loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	____________________

2.	Assignee:	____________________ [and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	The Timberland Company

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Third Amended and Restated Revolving Credit Agreement dated as of April 26, 2011 by and among the Borrower, the Lenders parties thereto and the Administrative Agent.

6.	Assigned Interest:

Aggregate Amount of
	Commitment/ Loan	Amount of	Percentage Assigned of
Facilities	for all	Commitment/Loan	Commitment/
Assigned	Lenders*	Assigned*	Loan[1]	CUSIP Number
Revolving Credit Commitment	$	$	%
[7. Trade Date: ______________]2
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

     The terms set forth in this Assignment and Acceptance are hereby agreed to:

[ASSIGNOR]
By:
Name:
Title:

[ASSIGNEE]
By:
Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent
By
Title:

[Consented to: THE TIMBERLAND COMPANY
By
Name:
	Title:	][3]

[3]	To be added as required under §14 of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to §7.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York (excluding the laws applicable to conflicts or choice of law).

2

EXHIBIT E
FORM OF NOTE
     FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Third Amended and Restated Revolving Credit Agreement, dated as of April 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Fronting Bank and Swing Line Lender.
     The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE TIMBERLAND COMPANY
By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of Principal	Outstanding
			End of Interest	or Interest Paid	Principal Balance
Date	Type of Loan Made	Amount of Loan Made	Period	This Date	This Date	Notation Made By

Schedule 1
Lenders and Commitments

		COMMITMENT
LENDERS	COMMITMENT	PERCENTAGE
Bank of America, N.A.	$34,000,000	17.00%
Domestic Lending Office: 2001 Clayton Road CA4-702-02-05 Concord, CA 94520 Tel: (925) 675-8783 Fax: (888) 969-9267 Attention: Sue Pfohl

Eurodollar Lending Office:
Same as above.

Fronting Bank Address:
Same as above.

JPMorgan Chase Bank, N.A.	$28,000,000	14.00%
Domestic Lending Office: 277 Park Ave., 23rd Floor New York, NY 10172 Attention: Devin Roccisano, Underwriter

Eurodollar Lending Office:
Same as above.

Wells Fargo Bank, N.A.	$26,500,000	13.25%
Domestic Lending Office: 7711 Plantation Rd. Roanoke, VA 24019 Attention: David Crane, Vice President

Eurodollar Lending Office:
Same as above.

U.S. Bank National Association	$26,500,000	13.25%
Domestic Lending Office: 555 SW Oak Street Portland, OR 97204 Attention: Conan Schleicher

Eurodollar Lending Office:
Same as above.

		COMMITMENT
LENDERS	COMMITMENT	PERCENTAGE
HSBC Bank USA, National Association	$26,500,000	13.25%
Domestic Lending Office: 452 Fifth Avenue New York, NY 10018 Attention: Elise M. Russo, Vice President

Eurodollar Lending Office:
Same as above.

The Northern Trust Company	$25,000,000	12.50%
Domestic Lending Office: 50 South LaSalle Street Chicago, IL 60675 Attention: Clifford Hoppe

Eurodollar Lending Office:
Same as above.

RBS Citizens, N.A.	$18,500,000	9.25%
Domestic Lending Office: 28 State Street, 15th Floor Boston, MA 02109 Attention: Daniel G. Bernard

Eurodollar Lending Office:
Same as above.

Intesa Sanpaolo S.p.A. — New York Branch	$15,000,000	7.50%
Domestic Lending Office: 1 William Street New York, NY 10004 Attention: Luca Sacchi, Vice President

Eurodollar Lending Office:
Same as above.

TOTAL	$200,000,000	100%

Schedule 1-A
Existing Letters of Credit
1. Letter of Credit No. 1288367 with a current face amount of $250,000.00; and
2. Letter of Credit No. 50087297 with a current face amount of $1,345,000.00.

Schedule 6.6
Litigation
None.

Schedule 6.11.4
ERISA Compliance
None.

Schedule 6.13
Existing Subsidiaries
The following are the subsidiaries of The Timberland Company as of the Closing Date:

Name of Subsidiary	Jurisdiction of Incorporation
Beatle Properties Limited	Gibraltar
Glaudio Belgium BVBA	Belgium
Glaudio Fashion B.V.	Netherlands
howies Limited	England and Wales
IPATH Footwear Inc.	Delaware
Smartwool LLC	Colorado
Smartwool Consumer Direct Corporation	Colorado
The Recreational Footwear Company	Cayman Islands
The Timberland Company (Asia Pacific) Pte. Ltd.	Singapore
Timberland Asia LLC	Delaware
Timberland Aviation, Inc.	Delaware
Timberland Canada Co.	Canada
Timberland España, S.L.	Spain
Timberland Europe B.V.	Netherlands
Timberland Europe, Inc.	Delaware
Timberland Europe Services Ltd.	United Kingdom
Timberland (Gibraltar) Holding Limited	Gibraltar
Timberland GmbH	Austria
Timberland Holding Luxembourg S.àr.l.	Luxembourg
Timberland Hong Kong Limited	Hong Kong
Timberland HK Trading Limited	Hong Kong
Timberland IDC Ltd.	United Kingdom
Timberland International, Inc.	Delaware
Timberland Italy Srl.	Italy
Timberland Japan, Inc.	Japan
Timberland Lifestyle Brand Malaysia Sdn.Bhd.	Malaysia
Timberland Luxembourg Finance S.àr.l.	Luxembourg
Timberland Luxembourg Holding Asia S.àr.l.	Luxembourg
Timberland Luxembourg Holding Europe S.àr.l.	Luxembourg
Timberland Management Services GmbH	Switzerland
Timberland Netherlands Holding B.V.	Netherlands
Timberland Netherlands, Inc.	Delaware
Timberland Retail, Inc.	Delaware
Timberland SAS	France
Timberland Spain S.àr.l.	Luxembourg
Timberland Switzerland GmbH	Switzerland
Timberland Switzerland Holding GmbH	Switzerland
Timberland Taiwan LLC	Delaware
Timberland Taiwan Limited	Taiwan
Timberland Trading (Shanghai) Company Limited	China
Timberland Trading Switzerland GmbH	Switzerland
Timberland (UK) Ltd.	United Kingdom
Timberland World Trading GmbH	Germany

Schedule 8.2
Existing Liens
Lien on photocopiers leased from IOS Capital, LLC.
Lien on lift truck, battery and charger to Crown Credit Company.
Lien on water filtration system to Port City Capital, LLC.
Liens on photocopiers leased from IKON Financial Services.

Schedule 15.6
Administrative Agent’s Office
Credit Services (Borrowing Notices):

Primary	Sue Pfohl
2001 Clayton Road
CA4-702-02-25
Concord, CA 94520
Phone: 925-675-8783
Fax: 888-969-9267
Email: sue.pfohl@baml.com
Agency Management (Other Notices as Administrative Agent):

Primary	Steven Gazzillo
Bank of America, N.A.
Agency Management
335 Madison Avenue
NY-503-04-03
New York, NY 10017
Phone: 646-556-0328
Fax: 212-901-7842
Email: steven.gazzillo@baml.com